Exhibit 99.1

PART II

Item 6.    Selected Financial Data
The following table shows our selected consolidated financial data for the periods indicated. This information should be read together with our audited financial statements and notes thereto and with “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report.
The Successor period in the following table reflects our selected financial data for the period following the Acquisition through the end of the 2013 fiscal year, and the Predecessor period in the following table reflects our selected financial data for the periods prior to the Acquisition.

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31,	Period from January 1, 2011 through June 27,	Year Ended December 31,	(Unaudited) Year Ended December 31,
	2013	2012	2011	2011	2010	2009
Revenues
Rental income	$887,819	$851,654	$429,365	$412,929	$837,773	$860,412
Expense reimbursements	242,939	225,848	112,416	114,879	227,857	231,571
Other revenues	16,135	11,233	5,331	7,588	15,531	19,555
Total revenues	1,146,893	1,088,735	547,112	535,396	1,081,161	1,111,538

Operating expenses
Operating costs	116,566	118,929	59,461	64,409	121,239	121,816
Real estate taxes	168,555	155,210	77,487	76,763	157,541	158,861
Depreciation and amortization	438,730	488,714	283,763	168,690	376,061	389,775
Provision for doubtful accounts	10,920	11,544	8,465	10,348	14,880	13,554
Impairment of real estate assets	1,531	—	—	—	227,950	78,073
Acquisition related costs	—	541	41,362	5,647	4,821	1,749
General and administrative	121,083	88,936	49,874	57,363	94,570	96,453
Total operating expenses	857,385	863,874	520,412	383,220	997,062	860,281

Other income (expense)
Dividends and interest	832	1,138	641	815	2,203	3,345
Gain on bargain purchase	—	—	328,826	—	—	—
Interest expense	(343,311)	(376,414)	(199,221)	(189,380)	(366,420)	(373,407)
Gain on sales of real estate assets and acquisition of joint venture interest	2,223	501	—	—	(111)	1,426
Gain (loss) on extinguishment of debt, net	(20,063)	—	917	—	—	—
Other	(11,013)	(504)	1,195	(3,732)	5,549	9,933
Total other income (expense)	(371,332)	(375,279)	132,358	(192,297)	(358,779)	(358,703)

Income (loss) before equity in income of unconsolidated joint ventures	(81,824)	(150,418)	159,058	(40,121)	(274,680)	(107,446)
Income tax benefit	—	—	—	—	16,494	2,440
Equity in income (loss) of unconsolidated joint ventures	1,167	687	(160)	(381)	(2,116)	(2,890)
Impairment of investments in unconsolidated joint ventures	—	(314)	—	—	(1,734)	(15,798)
Income (loss) from continuing operations	(80,657)	(150,045)	158,898	(40,502)	(262,036)	(123,694)

Discontinued operations:
Income (loss) from discontinued operations	3,504	(2,438)	(5,762)	2,019	6,807	18,280
Gain on disposition of operating properties	3,392	5,369	—	—	—	6,075
Impairment on real estate held for sale	(45,122)	(13,599)	—	(8,608)	(64,757)	(59,783)
Loss from discontinued operations	(38,226)	(10,668)	(5,762)	(6,589)	(57,950)	(35,428)

Net income (loss)	(118,883)	(160,713)	153,136	(47,091)	(319,986)	(159,122)

Non-controlling interests
Net (income) loss attributable to non-controlling interests	25,349	38,146	(37,785)	(752)	(1,400)	(1,377)

Net income (loss) attributable to Brixmor Property Group Inc.	(93,534)	(122,567)	115,351	(47,843)	(321,386)	(160,499)

Preferred stock dividends	(162)	(296)	(137)	—	—	—
Net income (loss) attributable to common stockholders	$(93,696)	$(122,863)	$115,214	$(47,843)	$(321,386)	$(160,499)
Per common share
Income (loss) from continuing operations
-Basic	$(0.33)	$(0.64)	$0.66
-Diluted	$(0.33)	$(0.64)	$0.66
Net income (loss) attributable to common stockholders
-Basic	$(0.50)	$(0.68)	$0.64
-Diluted	$(0.50)	$(0.68)	$0.64
Weighted average common outstanding shares
-Basic and diluted	188,993	180,675	180,675

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
SELECT BALANCE SHEET INFORMATION
(in thousands)
	Successor			Predecessor
Balance Sheet Data as of the End of Each Year	2013	2012	2011	2010	(Unaudited) 2009
Real estate, net	$9,647,558	$9,098,130	$9,496,903	$9,873,096	$10,503,244
Total assets	$10,171,916	$9,603,729	$10,032,266	$10,711,209	$11,186,828
Debt obligations, net (1)	$5,981,289	$6,499,356	$6,694,549	$7,700,237	$7,711,398
Total liabilities	$6,865,929	$7,305,908	$7,553,277	$8,731,832	$8,625,260
Redeemable non-controlling interests	$21,467	$21,467	$21,559	$21,559	$21,559
Total equity	$3,284,520	$2,276,354	$2,457,430	$1,957,818	$2,540,009

(1) Debt includes mortgage and secured loans, notes payable, and credit agreements, including unamortized premium or net of unamortized discount.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the Consolidated Financial Statements and the accompanying notes thereto. Historical results and percentage relationships set forth in the Consolidated Statements of Operations and contained in the Consolidated Financial Statements and accompanying notes, including trends which might appear, should not be taken as indicative of future operations.

Information related to our financial condition and results of operations as of and for the period ending prior to June 27, 2011 represents that of our predecessor and information related to our financial condition and results of operations as of and for the periods ending after June 27, 2011 represents that of our Successor due to the Acquisition which occurred on June 28, 2011 and was accounted for as a business combination. Therefore, the basis of the assets and liabilities associated with our Predecessor are not comparable to those of our Successor and the results of operations associated with our Successor would not have been the same had the Acquisition not occurred.

Executive Summary
Our Company
We are a REIT that owns and operates the largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers in the United States. Our high quality national portfolio is diversified by geography, tenancy and retail format, and our shopping centers are primarily anchored by market-leading grocers. We have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the United States federal income tax laws, commencing with our taxable year ended December 31, 2011, and we satisfied the requirements for qualification and taxation as a REIT under the United States income tax laws for our taxable year ended December 31, 2013, and expect to satisfy such requirements for subsequent taxable years.

Our primary objective is to maximize total returns to our stockholders through a combination of growth and value-creation at the asset level supported by stable cash flows. We seek to achieve this through ownership of a large, high quality, diversified portfolio of primarily grocery-anchored community and neighborhood shopping centers and by creating meaningful NOI growth from this portfolio. The major drivers of this growth will be a combination of occupancy increases across both our anchor and small shop space, positive rent spreads from below-market in-place rents and significant near-term lease rollover, annual contractual rent increases across the portfolio and the realization of embedded anchor space repositioning / redevelopment opportunities.

The following set of core competencies is expected to position us to execute on our growth strategies:

•
Anchor Space Repositioning / Redevelopment Expertise - We have been a top redeveloper over the past decade, according to Chain Store Age magazine, having completed anchor space repositioning / redevelopment projects totaling approximately $1 billion since January 1, 2003.

•
Expansive Retailer Relationships - Given the scale of our asset base and our nationwide footprint, we have a competitive advantage in supporting the growth plans of the nation’s largest retailers. We are the largest landlord by gross leasable area ("GLA") to Kroger and TJX Companies, as well as a key landlord to all major grocers and most major retail category leaders. Our strong relationships with leading retailers affords us insight into their strategies and priority access to their expansion plans, enabling us to efficiently provide these retailers with space in multiple locations.

•
Fully-Integrated Operating Platform - We operate with a fully-integrated, comprehensive platform both leveraging our national presence and demonstrating our commitment to a regional and local presence. We provide our tenants with personalized service through our network of three regional offices in Atlanta, Chicago and Philadelphia, as well as via 12 leasing and property management satellite offices throughout the country. This strategy enables us to obtain critical market intelligence and to benefit from the regional and local expertise of our workforce.

•
Experienced Management - Senior members of our management team are experienced real estate operators with deep industry expertise and retailer relationships and have an average of 25 years of experience in the real estate industry and an average tenure of 13 years with the Company.

Factors That May Influence our Future Results
We derive our revenues primarily from rents (including percentage rents based on tenants' sales levels) and expense reimbursements due to us from tenants under existing leases at each of our properties. Expense reimbursements consist of payments made by tenants to us under contractual lease obligations for their proportional share of the property's operating expenses, insurance and real estate taxes.

The amount of rental income and expense reimbursements we receive is primarily dependent on our ability to maintain or increase rental rates and on our ability to lease available space including renewing expiring leases. Factors that could affect our rental income include: (1) changes in national, regional or local economic climates; (2) local conditions, including an oversupply of space in, or a reduction on demand for, properties similar to those in our portfolio; (3) the attractiveness of properties in our portfolio to our tenants; (4) the financial stability of tenants, including the ability of tenants to pay rents; (5) in the case of percentage rents, our tenants' sales volumes; (6) competition from other available properties; (7) changes in market rental rates; and (8) changes in the regional demographics of our properties.

Our operating expenses include property-related costs including repairs and maintenance, roof repair, landscaping, parking lot repair, snow removal, utilities, property insurance costs, security, ground rent expense related to ground lease payments for which we are the lessee and various other property related costs. Increases in our operating expenses, to the extent they are not offset by revenue increases, would impact our overall performance.
For a further discussion of these and other factors that could impact our future results, performance or transactions, see Item 1A. "Risk Factors."

Initial Public Offering and IPO Property Transfers
On November 4, 2013, we completed the IPO in which we sold approximately 47.4 million shares of our common stock at an IPO price of $20.00 per share. We received net proceeds from the sale of shares in the IPO of approximately $893.9 million, after deducting $54.9 million in underwriting discounts, expenses and transaction costs. Of the total proceeds received, $824.7 million was used to pay down amounts outstanding under our unsecured credit facility (see attached financial statement for additional information).

In connection with the IPO, we acquired interests the Acquired Properties from certain investment funds affiliated with Blackstone in exchange for 15,877,791 OP Units in our Operating Partnership having a value equivalent to the value of the Acquired Properties. In connection with the acquisition of the Acquired Properties, we repaid $66.6 million of indebtedness to Blackstone attributable to certain of the Acquired Properties with a portion of the net proceeds of the IPO.

Also in connection with the IPO, the Company created a separate series of interest in our Operating Partnership that allocates to certain funds affiliated with the pre-IPO owners all of the economic consequences of ownership of the Operating Partnership’s interest in the Non-Core Properties.  During 2013, we disposed of 11 of the Non-Core Properties. As of December 31, 2013, the Company owned a 100% interest in 33 of the Non-Core Properties and a 20% interest in three of the Non-Core Properties.  On January 15, 2014, the Operating Partnership caused all but one of the Non-Core Properties to be transferred to the pre-IPO owners.  The one remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance and, following such transfer, on March 28, 2014, the separate series of interest ("Series A") of the Operating Partnership was terminated. The operating results of the 44 wholly-owned Non-Core Properties are included in Discontinued operations in the Combined Consolidated Statements of Operations. The operating results of the remaining three Non-Core Properties, in which the Company owned a 20% interest, are included in Equity in income of unconsolidated joint ventures within continuing operations in the Combined Consolidated Statements of Operations.

Portfolio and Financial Highlights
The information below presents historical property and financial information as of and for the periods presented.

•
As of December 31, 2013, we owned interests in 558 shopping centers, including 554 wholly owned shopping centers (the "Consolidated Portfolio") and four shopping centers held through unconsolidated joint ventures. The Consolidated Portfolio includes the 522 shopping centers in our IPO Portfolio and the 36 Non-Core Properties in which the Company had an ownership interest in as of December 31, 2013.

•
Billed occupancy for the IPO Portfolio was 90.7% and 90.0% as of December 31, 2013 and 2012, respectively. Leased occupancy for the IPO Portfolio was 92.4% and 91.3% at December 31, 2013 and 2012, respectively.

•
During 2013, we executed 2,244 leases in our IPO Portfolio totaling 12.8 million square feet of GLA, including 787 new leases totaling 3.4 million square feet of GLA and 1,457 renewals totaling 9.4 million sq. ft. of GLA. The average ABR under the new leases increased 29.5% from the prior tenant’s ABR and increased 9.8% for both new and renewal leases on comparable space from the prior tenant’s ABR. The average ABR per leased square foot of these new leases in our IPO Portfolio is $13.69 and the average ABR per leased square foot of these new and renewal leases in our IPO Portfolio is $12.38. The cost per square foot for tenant improvements and leasing commissions for new leases was $12.58 and $2.98, respectively. The cost per square foot for tenant improvements and leasing commissions for renewal leases was $0.70 and $0.04, respectively.

•
During 2012, we executed 2,273 leases in our Consolidated Portfolio totaling 12.8 million sq. ft. of GLA, including 715 new leases totaling 3.5 million sq. ft. of GLA and 1,558 renewals totaling 9.2 million sq. ft. The average ABR under the new leases increased 20.1% from the prior tenants' ABR and increased 6.2% for both new and renewal leases on comparable space from the prior tenants' ABR. The average ABR per leased sq. ft. of these new leases was $11.86 and the average ABR per leased sq. ft. of these new and renewal leases was $11.95. The cost per sq. ft. for tenant improvements and leasing commissions for new leases was $11.46 and $1.77, respectively. The cost per sq. ft. for tenant improvements and leasing commissions for renewal leases was $0.80 and $0.02, respectively.

•
Net income (loss) attributable to the Company was $(93.5) million for 2013, $(122.6) million for 2012, $115.4 million for the period from June 28, 2011 to December 31, 2011 and $(47.8) million for the period from January 1, 2011 to June 27, 2011. Our results of operations for the period from June 28, 2011 to December 31, 2011 included a gain on bargain purchase of $328.8 million recognized in connection with the Acquisition.

•
Net cash provided by operating activities was $332.0 million for 2013, $268.8 million for 2012, $56.7 million for the period from June 28, 2011 to December 31, 2011 and $117.1 million for the period from January 1, 2011 to June 27, 2011.

•
Funds from Operations ("FFO"), increased $7.6 million, or 2.1%, from $355.0 million in 2012 to $362.6 million in 2013. Additional information regarding FFO, a non-GAAP financial measure, including a reconciliation of net income (loss) to FFO, is included under - "Funds From Operations."

•
Same property net operating income, as described below, (“Same Property NOI”) increased by $29.3 million or 4.0%, from $737.4 million in 2012 to $766.7 million in 2013. Additional information regarding Same Property NOI, a non-GAAP measure, including a reconciliation of net income (loss) attributable to Brixmor Property Group Inc. to Same Property NOI, is included under "Same Property Net Operating Income."

Acquisition Activity

•
During the year ended December 31, 2013, in addition to the Acquired Properties, we acquired one retail building which was adjacent to one of our existing shopping centers for a purchase price of $5.1 million and the remaining 70% interest in a shopping center held through an unconsolidated joint venture for a net purchase price $18.7 million.

•
During the year ended December 31, 2012, we acquired three retail buildings which were adjacent buildings at certain of our existing shopping centers, for approximately $5.5 million. In addition, we acquired the remaining 50% ownership interest in a 41.6 acre land parcel for a purchase price of $0.5 million.

Disposition Activity

•	During the year ended December 31, 2013, we disposed of 18 shopping centers and three land parcels for aggregate proceeds of $59.0 million.

•	During the year ended December 31, 2012, we disposed of 19 shopping centers, two retail buildings and one land parcel for aggregate proceeds of $50.6 million.

Results of Operations
Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

Revenues (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Revenues
Rental income	$887,819	$851,654	$36,165
Expense reimbursements	242,939	225,848	17,091
Other revenues	16,135	11,233	4,902
Total revenues	$1,146,893	$1,088,735	$58,158

Rental income
The increase in rental income for 2013 of $36.2 million, as compared to the corresponding period in 2012, was primarily due to a $25.0 million increase in ABR driven by (i) an increase in billed occupancy from 90.0% as of December 31, 2012 to 90.7% as of December 31, 2013, (ii) an increase in leasing spreads of 9.8% for both new and renewal leases, (iii) $9.7 million of ABR from the Acquired Properties, (iv) and a $2.5 million increase in the amortization of above and below market lease intangibles and lease settlement income. These increases were partially offset by a $1.6 million decrease in straight line rent.

Expense reimbursements
The increase in expense reimbursements for 2013 of $17.1 million, as compared to the corresponding period in 2012, was primarily due to an increase in reimbursable expenses and an increase in the recovery percentage which increased to 85.2% for 2013, as compared to 82.4% for the same period in 2012. The increased percentage of recoveries from tenants is primarily attributable to higher occupancy of our portfolio coupled with an increase in real estate taxes which have a higher recovery rate than operating expenses.

Other revenues
The increase in other revenues for 2013 of $4.9 million as compared to the corresponding period in 2012, was primarily due to $6.1 million of non-cash management fee income recorded in connection the vesting of equity incentive awards in the Acquired Properties. Certain of our employees have been granted equity incentive awards in the Acquired Properties. These awards were granted with service conditions and performance and market conditions. As the awards were granted to the employees under our management agreement with the owners of the Acquired Properties, we considered the amounts earned by the employees for the amortization of the awards at their fair value as measured at each reporting period to be a component of our management fees, and then recorded a corresponding amount for compensation expense. In connection with the IPO, based on the terms of these awards, all of such awards granted to our employees vested. In exchange for the vested incentive awards, the holders received vested Operating Partnership Units. At the time of the IPO, we recorded $6.1 million of additional management fee income and additional compensation expense based upon the fair value of the Operating Partnership Units issued at the date of grant.

Operating Expenses (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Operating expenses:
Operating costs	$116,566	$118,929	$(2,363)
Real estate taxes	168,555	155,210	13,345
Depreciation and amortization	438,730	488,714	(49,984)
Provision for doubtful accounts	10,920	11,544	(624)
Impairment of real estate assets	1,531	—	1,531
Acquisition related costs	—	541	(541)
General and administrative	121,083	88,936	32,147
Total operating expenses	$857,385	$863,874	$(6,489)

Operating costs
The decrease in operating costs for 2013 of $2.4 million, as compared to the corresponding period in 2012, was due to decreased snow removal costs, decreased tenant related legal costs and decreased insurance costs partially offset by an increase in repairs and maintenance expenses.

Real estate taxes
The increase in real estate taxes for 2013 of $13.3 million, as compared to the corresponding period in 2012, was primarily due to increased assessments at certain properties, primarily in California, Illinois, Texas and New York, partially offset by decreases in assessments due to successful appeals of assessed values.

Depreciation and amortization
The decrease in depreciation and amortization for 2013 of $50.0 million, as compared to the corresponding period in 2012, was primarily due to tenant lease expirations and lease terminations associated with tenant improvements and in-place lease value intangible assets, partially offset by $7.4 million of depreciation and amortization recorded in connection with the Acquired Properties.

Provision for doubtful accounts
The decrease in the provision for doubtful accounts of $0.6 million for 2013, as compared to 2012, was primarily due to improving market conditions and operating environment of our tenants. The provision for doubtful accounts as a percentage of total revenues decreased from 1.06% for 2012 to 0.95% for 2013.

Impairment of real estate assets
During 2013, we recognized a $1.5 million impairment on the disposal of one land parcel. No impairments were recognized on real estate properties during 2012.

General and administrative
The increase in general and administrative costs for 2013 of $32.1 million, as compared to the corresponding period in 2012, primarily due to (i) $36.1 million increased stock-based compensation expense recorded in connection with the IPO partially offset by a $1.8 million decrease in personnel related expenses due to reductions in staff and $1.3 million decrease in professional fees.

Other Income and Expenses (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Other income (expense)
Dividends and interest	$832	$1,138	$(306)
Interest expense	(343,311)	(376,414)	33,103
Gain on sales of real estate assets and acquisition of joint venture interest	2,223	501	1,722
Gain (loss) on extinguishment of debt, net	(20,063)	—	(20,063)
Other	(11,013)	(504)	(10,509)
Total other income (expense)	$(371,332)	$(375,279)	$3,947

Dividends and interest
Dividends and interest remained approximately the same for 2013 as compared to the corresponding period in 2012.

Interest expense
Interest expense decreased by $33.1 million for 2013, as compared to the corresponding period in 2012, primarily due to the 2013 repayment of $2.6 billion of secured mortgage and term loans with a weighted-average interest rate of 5.69% which decreased interest expense by approximately $50.0 million, partially offset by $16.2 million of interest expense on our Unsecured Credit Facility which we entered into in July 2013. The 2013 secured mortgage and term loan repayments were financed primarily from proceeds of our Unsecured Credit Facility which had a weighted average of 2.4% as of December 31, 2013. During 2013, our Debt obligations, net decreased by $518.0 million primarily due to a portion of our IPO proceeds being used to repay outstanding borrowings under the revolving portion of the Unsecured Credit Facility partially offset by debt assumed from the Acquired Properties.

Gain on sales of real estate assets
During 2013, we disposed of two land parcels for aggregate proceeds of $1.4 million resulting in an aggregate gain of $1.1 million. In addition, we purchased the remaining 70% interest in a shopping center held through an unconsolidated joint venture resulting in a gain of $1.1 million on the step-up of the original 30% interest.

During 2012, we sold one land parcel and two buildings for aggregate net proceeds of $1.4 million.

Gain (loss) on extinguishment of debt, net
During 2013, we recognized $20.1 million of losses on extinguishment of debt, net resulting from the write-offs of unamortized debt issuance costs and premium/discounts associated with repayments of certain of our debt obligations.

Other
Other increased by $10.5 million for 2013, as compared to the corresponding period in 2012, primarily due to $6.0 million of expenses related to our IPO.

Equity in Income of Unconsolidated Joint Ventures (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Equity in income of unconsolidated joint ventures	$1,167	$687	$480
Impairment of investment in unconsolidated joint ventures	$—	$(314)	$314

Equity in income of unconsolidated joint ventures increased by $0.5 million for 2013, as compared to corresponding period in 2012, primarily due to increased operating performance of certain of our unconsolidated joint ventures.

During 2012, we recognized provisions for impairment associated with certain of our unconsolidated joint venture investments due to the operating performance of these unconsolidated joint ventures.
Discontinued Operations (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Discontinued operations:
Income (loss) from discontinued operations	$3,504	$(2,438)	$5,942
Gain on disposition of operating properties	3,392	5,369	(1,977)
Impairment of real estate assets held for sale	(45,122)	(13,599)	(31,523)
Loss from discontinued operations	$(38,226)	$(10,668)	$(27,558)

Income from discontinued operations
Results from discontinued operations include the results from: (i) 33 Non-Core shopping centers disposed of during the three months ended March 31, 2014, (ii) 18 shopping centers disposed of in 2013; and (iii) 19 shopping centers and one retail building sold during 2012.

Gain on disposition of operating properties
During 2013, the gain on disposition of operating properties was attributable to the sale of four shopping centers for aggregate proceeds of $12.4 million.

In connection with the sale of shopping centers in 2012, we recognized a gain of $5.4 million.

Impairment of real estate assets held for sale
During 2013, as a result of our strategy to dispose of certain shopping centers, we recognized provisions for impairment of $45.1 million relating to 14 shopping centers disposed of during 2013 and 14 properties disposed of during the three months ended March 31, 2014.

During 2012, we recognized provisions for impairment of $13.6 million in connection with the disposal of 19 shopping centers. For purposes of measuring the provision, fair value was determined based upon the contracts with buyers and then adjusted to reflect associated disposition costs.

Comparison of the Year Ended December 31, 2012 to the periods from January 1, 2011 through June 27, 2011 and the period from June 28, 2011 to December 31, 2011
Revenues (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Revenue
Rental income	$851,654	$429,365	$412,929
Expense reimbursements	225,848	112,416	114,879
Other revenue	11,233	5,331	7,588
Total revenues	$1,088,735	$547,112	$535,396
Rental income
The increase in rental income for 2012 of approximately $9.4 million from 2011 was primarily due to the combined impact of a $16.2 million increase in ABR driven by a 70 basis point increase in occupancy as well as an increase in leasing spreads of 6.4% for both new and renewal leases and an increase in straight line rent amortization of $3.5 million due to the effects of the Acquisition being included in our results of operations for a full year, partially offset by a $10.1 million net decrease in the amortization of above and below market lease intangibles due to the expiration and termination of leases during 2011 and 2012.
Expense reimbursements
The decrease in expense reimbursements of $1.4 million was primarily due to a decrease in operating costs partially offset by an increase in the expense recovery percentage to 82.4% in 2012 from 81.7% in 2011 primarily due to higher occupancy rates in our portfolio.

Other revenue
The decrease in other revenue of approximately $1.7 million for 2012, as compared to 2011, was primarily due to a decrease in fee revenues.

Operating expenses (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Operating expenses
Operating costs	$118,929	$59,461	$64,409
Real estate taxes	155,210	77,487	76,763
Depreciation and amortization	488,714	283,763	168,690
Provision for doubtful accounts	11,544	8,465	10,348
Acquisition related costs	541	41,362	5,647
General and administrative	88,936	49,874	57,363
Total operating expenses	$863,874	$520,412	$383,220

Operating costs
The decrease in operating costs in 2012 of $4.9 million, as compared to 2011, was due to decreased snow removal costs of $3.0 million and decreased utilities of $1.1 million due to a milder winter, decreased repairs and maintenance costs of $2.9 million and decreased tenant related legal costs of $1.0 million. These decreases were partially offset with increased insurance costs of $2.6 million.

Real estate taxes
Real estate taxes for 2012 increased by $1.0 million from 2011 due to higher assessments at certain properties.

Depreciation and amortization
The increase in depreciation and amortization of $36.3 million for 2012, as compared to 2011, was primarily due to $18.2 million from the Acquisition resulting from the change in basis recorded in connection therewith and $17.9 million due to capital expenditures since the Acquisition.

Provision for doubtful accounts
The decrease of $7.3 million in the provision for doubtful accounts for 2012, as compared to 2011, was primarily due to lower billed receivables which, before the allowance for bad debt, decreased from $74.2 million as of December 31, 2011 to $58.7 million as of December 31, 2012. Moreover, the provision for doubtful accounts as a percentage of total revenues decreased from 1.93% for the period January 1, 2011 to June 27, 2011 to 1.55% for the period June 28, 2011 to December 31, 2011 to 1.06% for 2012.

Acquisition-related costs
Acquisition costs incurred during 2011 primarily related to the Acquisition and included legal, accounting, consulting, advisory fees and transfer taxes and other acquisition costs. Acquisition costs incurred during 2012 related to the acquisition of three retail buildings, which were adjacent buildings at three of our existing shopping centers.

General and administrative
General and administrative costs decreased by $18.3 million for 2012, as compared to 2011, due to (i) decreased personnel costs of approximately $7.1 million due to reductions made in staffing coupled with a one-time retention bonus payment made to certain employees in 2011, (ii) tax consulting fees of approximately $4.9 million due to increased costs incurred during 2011 as a result of the Acquisition coupled with reduced tax complexity post-Acquisition, (iii) state franchise taxes of $5.9 million in 2012 due to change in structure as a result of the Acquisition and (iv) state transfer taxes of $6.2 million. Transfer taxes unrelated to the Acquisition were incurred during the Predecessor period from January 1, 2011 through June 27, 2011. These decreases were partially offset by an increase of $5.4 million related to stock based compensation expense due to long-term incentive awards granted to certain of our employees in November 2011 and increased severance costs of approximately $0.7 million due to staff reductions.
Other income (expense) (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Other income (expense)
Dividends and interest	$1,138	$641	$815
Gain on bargain purchase	—	328,826	—
Interest expense	(376,414)	(199,221)	(189,380)
Gain on sale of real estate	501	—	—
Gain (loss) on extinguishment of debt, net	—	917	—
Other	(504)	1,195	(3,732)
Total other income (expense)	$(375,279)	$132,358	$(192,297)
Dividends and interest
Dividends and interest income decreased slightly due to lower cash balances during 2012, as compared to the 2011 periods.

Gain on bargain purchase
The Acquisition was accounted for as a business combination. As a result, the associated consideration was allocated to the assets acquired and liabilities assumed based on management’s estimate of fair value using the information available at the date of the Acquisition.

The fair value of the identifiable assets acquired and liabilities assumed exceeded the sum of the fair value of the consideration transferred and the fair value of the non-controlling interest. As a result, a gain on bargain purchase of approximately $328.8 million was recognized.

Interest expense
Interest expense decreased $12.2 million for 2012, as compared to 2011, primarily due to: (i) a $3.4 million decrease due to repayments of unsecured bonds of approximately $29.6 million in November 2011 and $95.8 million during 2012; (ii) a $30.0 million decrease due to the repayment of approximately $2.4 billion of debt in connection with the Acquisition; (iii) a $10.4 million decrease due to the mark-to-market debt adjustment as a result of the Acquisition; (iv) a $2.1 million decrease in loan defeasance costs that were incurred in 2011 in connection with the Acquisition; (v) increased capitalized interest of approximately $1.1 million due to increased redevelopment spend; (vi) decreased loan consent fees of $0.9 million that were incurred in connection with the Acquisition in 2011 that were not incurred in 2012; and (vii) decreased advisor costs of approximately $3.2 million that were incurred during the Predecessor period. These decreases were partially offset by interest costs of approximately $43.4 million related to the financing incurred as part of the Acquisition of $1.5 billion. See “-Our Liquidity and Capital Resources” and “Description of Indebtedness” for additional information in respect of our indebtedness.

Gain on sale of real estate
During 2012, we sold one land parcel and two buildings for net proceeds of $1.4 million.

During the period from June 28, 2011 through December 31, 2011, we sold approximately 1.1 acres of land for net proceeds of $0.7 million. There was no gain or loss recognized on the sale.

Gain (loss) on extinguishment of debt, net
During the period from June 28, 2011 through December 31, 2011, we recognized a $0.9 million gain on extinguishment of debt resulting from the write-off of unamortized debt issuance costs and premium/discounts associated with repayments of certain of our debt obligations.

Other
The change in Other includes a $3.3 million impairment of intangible assets for the Predecessor period from January 1, 2011 through June 27, 2011. The intangible assets consisted of property management contracts that were fully impaired as of the date of the Acquisition.
Equity income (loss) in unconsolidated joint ventures (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Equity in income (loss) of unconsolidated joint ventures	$687	$(160)	$(381)
Impairment of investment in unconsolidated joint ventures	$(314)	$—	$—
Equity in income (loss) of unconsolidated joint ventures increased by $1.2 million in 2012, as compared to 2011, due to improved operating performance of the properties owned by certain of the unconsolidated joint ventures coupled with a gain on a land parcel sale in one of the unconsolidated joint ventures.

During 2012, we recognized provisions for impairment associated with certain of our unconsolidated joint ventures investments due to the operating performance of these unconsolidated joint ventures.
Discontinued operations (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Discontinued operations:
Income (loss) from discontinued operations	$(2,438)	$(5,762)	$2,019
Gain on disposition of properties	5,369	—	—
Impairment of real estate assets held for sale	(13,599)	—	(8,608)
Loss from discontinued operations	$(10,668)	$(5,762)	$(6,589)

Income (loss) from discontinued operations
Results from discontinued operations include the results from: (i) 33 Non-Core shopping centers disposed of during the three months end March 31, 2014; (ii) 18 shopping centers disposed of in 2013; (iii) 19 shopping centers and one retail building sold during 2012; and (iv) two shopping centers sold during the period from January 1, 2011 through June 27, 2011.

Gain on disposition of properties
In connection with the sale of shopping centers in 2012, we recognized a gain of $5.4 million.

Impairment of real estate assets held for sale
In connection with the disposition of 19 shopping centers in 2012 we recognized $13.6 million of provisions for impairment. For purposes of measuring the provision, fair value was determined based upon the contracts with buyers or for purchase and then adjusted to reflect associated disposition costs.

Same Property Net Operating Income of Same Property Portfolio
Same Property NOI is calculated (using properties owned as of the end of both reporting periods and for the entirety of both periods excluding properties classified as discontinued operations), as rental income (minimum rent, percentage rents, tenant recoveries and other property income) less rental operating expenses (property operating expenses, real estate taxes and bad debt expense) of the properties owned by us. Same Property NOI excludes corporate level income (including transaction and other fees), lease termination income, straight-line rent and amortization of above/below-market leases of the same property pool from the prior year reporting period to the current year reporting period.

Same Property NOI is a supplemental, non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. It includes only the net operating income of properties owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the period presented, and therefore, provides a more consistent metric for comparing the performance of properties. Management uses Same Property NOI to review operating results for comparative purposes with respect to previous periods or forecasts, and also to evaluate future prospects. Same Property NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of Same Property NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

	Twelve Months Ended
	12/31/13	12/31/12	Change

Number of properties (a)	479	479	—
Percent billed	90.8%	90.0%	0.8%
Percent leased	92.6%	91.3%	1.2%

Revenues
Rental income	$814,232	$790,046	3.1%
Expense reimbursements	241,328	227,919	5.9%
Other revenues	6,342	6,115	3.7%
	1,061,902	1,024,080	3.7%
Operating expenses
Property operating costs	(116,923)	(118,582)	(1.4%)
Real estate taxes	(167,393)	(156,584)	6.9%
Provisions for doubtful accounts	(10,902)	(11,534)	(5.5%)
	(295,218)	(286,700)	3.0%
Same property NOI	$766,684	$737,380	4.0%

(a)	Arapahoe Crossings, L.P., in which we owned a 30% interest prior to our July 31, 2013 acquisition of the remaining 70%, is reflected in Same Property NOI as if we owned 100% for all of 2013 and 2012.

Same Property NOI increased $29.3 million or 4.0% for the year ended December 31, 2013, as compared to the same period in 2012, primarily due to (i) a $24.2 million increase in rental income driven by an increase in billed occupancy to 90.8% from 90.0% and an increase in ABR per square foot to $11.82 from $11.60, and (ii) an increase in the expense recovery percentage to 84.9% from 82.8% driven by higher occupancy and an increase in real estate taxes which have a higher recovery rate than operating expenses.

The following table provides a reconciliation of net loss attributable to Brixmor Property Group Inc. to Same Property NOI for the periods presented (dollars in thousands):

	Year Ended December 31,
	2013	2012
Net loss attributable to Brixmor Property Group Inc.	$(93,534)	$(122,567)
Adjustments:
Revenue adjustments (1)	(76,100)	(66,711)
Depreciation and amortization	438,730	488,714
Impairment of real estate assets	1,531	—
Acquisition related costs	—	541
General and administrative	121,083	88,936
Total other expense	371,332	375,279
Equity in income of unconsolidated joint ventures	(1,167)	(687)
Impairment of investment in unconsolidated joint venture	—	314
Pro rata share of Same Property NOI of unconsolidated joint ventures	719	617
Loss from discontinued operations	38,226	10,668
Net loss attributable to non-controlling interests	(25,349)	(38,146)
Non-same property NOI	(8,787)	422
Same property NOI	$766,684	$737,380
(1) Revenue adjustments consist primarily of lease settlement income, straight-line rent and amortization of above and below market leases.

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011

	Twelve Months Ended
	12/31/2012	12/31/2011	Change

Number of properties (a)	479	479	—
Percent billed	90.0%	87.2%	2.8%
Percent leased	91.3%	90.6%	0.7%

Revenues
Rental income	$786,519	$767,801	2.4%
Expense reimbursements	226,614	220,876	2.6%
Other revenues	6,092	18,104	(66.3%)
	1,019,225	1,006,781	1.2%
Operating expenses
Property operating costs	(117,987)	(125,044)	(5.6%)
Real estate taxes	(155,322)	(154,982)	0.2%
Provisions for doubtful accounts	(11,545)	(18,993)	(39.2%)
	(284,854)	(299,019)	(4.7%)
Same property NOI	$734,371	$707,762	3.8%

(a)
Arapahoe Crossings, L.P., in which we owned a 30% interest prior to our July 31, 2013 acquisition of the remaining 70%, is reflected in Same Property NOI based on our 30% ownership interest 2012 and 2011.

Same Property NOI increased $26.6 million or 3.8% for the year ended December 31, 2012, as compared to the same period in 2011, primarily due to (i) a $18.7 million increase in rental income driven by an increase in billed occupancy to 90.0% from 87.2% and an increase in overall leasing spreads of 6.3%, (ii) an increase in the expense recovery percentage to 82.5% from 82.1% driven by higher occupancy, and (iii) a $14.2 million decrease in operating expenses driven by a decrease in landlord expenses and a decrease in provision for doubtful accounts. The decrease in the provision for doubtful accounts was primarily attributable to lower receivable balances. Moreover, the provision for doubtful accounts as a percentage of total revenues decreased from 1.89% for 2011 to 1.13% for 2012.

The following table provides a reconciliation of net loss attributable to Brixmor Property Group Inc. to Same Property NOI for the periods presented (dollars in thousands):

	Year Ended December 31,
	2012	2011
Net loss attributable to Brixmor Property Group Inc.	$(122,567)	$67,508
Adjustments:
Revenue adjustments (1)	(71,009)	(79,928)
Depreciation and amortization	488,714	452,453
Impairment of real estate assets	—	—
Acquisition related costs	541	47,009
General and administrative	88,936	107,237
Total other expense	375,279	59,939
Equity in income of unconsolidated joint ventures	(687)	541
Impairment of investment in unconsolidated joint venture	314	—
Pro rata share of Same Property NOI of unconsolidated joint ventures	1,906	1,905
Loss from discontinued operations	10,668	12,351
Net loss attributable to non-controlling interests	(38,146)	38,537
Non-same property NOI	422	210
Same property NOI	$734,371	$707,762
(1) Revenue adjustments consist primarily of lease settlement income, straight-line rent and amortization of above and below market leases.

Liquidity and Capital Resources
We anticipate that our cash flows from the sources listed below will provide adequate capital for the next 12 months for all anticipated uses, including all scheduled principal and interest payments on our outstanding indebtedness, current and anticipated tenant improvements, stockholder distributions to maintain our qualification as a REIT and other capital obligations associated with conducting our business.

Our primary expected sources and uses and capital are as follows:

Sources

•	cash and cash equivalents;

•	operating cash flow;

•	available borrowings under our existing revolving credit facility;

•	issuance of long-term debt; and

•	asset sales.
Uses
Short term:

•	leasing costs and tenant improvements allowances;

•	active anchor space repositioning/redevelopments;

•	recurring maintenance capital expenditures;

•	debt repayment requirements;

•	corporate and administrative costs; and

•	distribution payments.
Long term:

•	major active redevelopments, renovation or expansion programs at individual properties;

•	acquisitions; and

•	debt maturities.

Our cash flow activities are summarized as follows (dollars in thousands):

	Successor			Predecessor
	Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Cash flows provided by operating activities	$331,990	$268,847	$56,746	$117,093
Cash flows used in investing activities	$(86,367)	$(118,702)	$(1,387,031)	$(18,842)
Cash flows provided by (used in) financing activities	$(234,806)	$(204,653)	$1,487,891	$(354,573)

Operating Activities
Cash and cash equivalents were $113.9 million and $103.1 million as of December 31, 2013 and December 31, 2012, respectively.

Our net cash flow provided by operating activities primarily consist of net income from property operations, adjusted for non-cash items including depreciation and amortization, amortization of lease intangibles, the compensation expense associated with our Class B units and provisions for impairment.

For 2013, net cash flow provided by operating activities increased $63.1 million as compared to the corresponding period in 2012. The increase is primarily due to a $29.3 million increase in Same Property NOI, NOI generated from the Acquired Properties, a decrease in interest expense due to repayments of secured mortgage and term loans and unsecured notes and a decrease in general and administrative expense.  These increases were partially offset by costs incurred in our IPO.

Investing Activities
Net cash flow used in investing activities is impacted by the nature, timing and extent of improvements made to our shopping centers, allowances provided to our tenants, and our acquisition and disposition programs. Capital used to fund these activities, and the source thereof, can vary significantly from period to period based on, for example, negotiations with tenants and their willingness to pay higher base rents over the terms of their respective leases as well as the availability of operating cash flows. Net cash flow used in investing activities is also impacted by the level of recurring property capital expenditures in a given period. Recurring capital expenditures are costs to maintain properties and their common areas including new roofs, paving of parking lots and other general upkeep items. Recurring capital expenditures per square foot for 2013 and 2012 were $0.26 and $0.28, respectively.

For 2013, net cash flow used in investing activities decreased $32.3 million as compared to the corresponding period in 2012. The decrease was primarily due to a decrease of $26.7 million expended in 2013 on building improvements and expansion, and an increase of $8.4 million in 2013 in proceeds received from sales of real estate assets.

Currently, our anchor space repositioning/redevelopments in our Consolidated Portfolio relate to 19 shopping centers for which we anticipate incurring approximately $88.7 million in improvements, of which $56.1 million had not yet been incurred as of December 31, 2013.

Financing Activities
Our net cash flow used in financing activities is impacted by the nature, timing and extent of issuances of debt and equity, principal and other payments associated with our outstanding indebtedness, and prevailing market conditions associated with each source of capital.

For 2013, net cash used in financing activities increased $30.2 million as compared to the corresponding period in 2012. The increase was due to (i) an increase of $855.4 million of repayments of debt obligations, net of borrowings, (ii) an increase of $47.1 million in dividends and distributions to non-controlling interests and (iii) an increase of $20.3 million in deferred financing costs associated with the Unsecured Credit Facility, partially offset by $893.9 million in net proceeds from our IPO.

Debt transactions
Unsecured Credit Facility
On July 16, 2013, our Operating Partnership entered into an unsecured credit facility (the “Unsecured Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents and Barclays Capital plc, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada, as documentation agents.

The Unsecured Credit Facility consists of (i) $1.25 billion revolving credit facility (the “Revolving Facility), maturing on July 31, 2017, with a one-year extension option; and (ii) a $1.5 billion term loan facility (the “Term Loan Facility”), which will mature on July 31, 2018. Through October 28, 2013, the obligations under the Unsecured Credit Facility were guaranteed by both BPG Subsidiary Inc. ("BPG Sub") and Brixmor OP GP LLC, the general partner of the Operating Partnership (together, the "Parent Guarantors"), as well as by both Brixmor Residual Holding LLC and Brixmor GA America LLC (together, the "Material Subsidiary Guarantors"). Effective October 28, 2013, pursuant to the terms of the Unsecured Credit Facility, the guarantees by the Material Subsidiary Guarantors were terminated. The Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings and an option for us to increase the size of the facility, raise incremental credit facilities, and extend the maturity date subject to certain limitations.

Unsecured Credit Facility borrowings bear interest, at our Operating Partnership’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus half of 1%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the BBA LIBOR rate for the interest period relevant to a particular borrowing.

The margin associated with Term Loan Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.4% to 2.0% for LIBOR rate loans. The margin associated with Revolving Facility borrowings is also based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans.

Our Operating Partnership, in addition to recurring interest payments, is required to pay a commitment fee to the lenders related to the Revolving Facility in respect of the unutilized commitments thereunder and customary letter of credit fees. The commitment fee is based on the daily-unused amount and is either 0.25% or 0.175% per annum. Voluntary prepayments are permitted at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs in respect of LIBOR rate loans. The Unsecured Credit Facility requires no amortization payments.

During 2013, $2.5 billion of the Unsecured Credit Facility was drawn to repay certain debt obligations. A portion of the proceeds from the IPO were used to repay the revolver which has an outstanding drawn balance of $120.1 million as of December 31, 2013.

During 2014, we have an aggregate of $190.4 million of mortgage loans and $104.6 million of unsecured notes scheduled to mature and approximately $33.5 million of scheduled mortgage and financing liability amortization payments. Through February 28, 2014, we have repaid $143.0 million of the mortgage loans and $57.6 million of the unsecured notes schedule to mature in 2014 with borrowings under our Unsecured Credit Facility. We currently intend to repay the remaining $47.4 million of mortgage loans scheduled to mature in 2014 with borrowings under our Unsecured Credit Facility. The maturity date of the remaining $46.9 million of unsecured notes was extended to 2026-2029. Through February 28, 2014 we have also repaid $251.1 million of mortgage loans scheduled to mature in 2015 and a $175.5 million mortgage loan scheduled to mature in 2017 primarily with borrowings under our Unsecured Credit Facility.

In addition to the Unsecured Credit Facility, we had the following 2013 debt transaction:
We refinanced $42.0 million of mortgage loans with the proceeds of a $57.0 million mortgage loan. The $57.0 million mortgage loan, which closed on February 27, 2013, is secured by three shopping centers, bears interest at a rate equal to LIBOR plus a spread of 350 basis points, requires interest payments monthly and matures on March 1, 2016, subject to two extension options which allow us to extend the maturity date through March 1, 2018 provided that certain financial conditions are satisfied.

Contractual Obligations
Our contractual debt obligations relate to our notes payable, mortgages and secured loans and financing liabilities with maturities ranging from one year to 18 years, and non-cancelable operating leases pertaining to our shopping centers.

The following table summarizes our debt maturities (excluding options and fair market debt adjustments) and obligations under non-cancelable operating leases as of December 31, 2013.

Contractual Obligations	Payment due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	more than 5 years
Debt (1)	$5,901,978	$327,553	$2,315,474	$2,168,825	$1,090,126
Interest payments (2)	1,128,401	287,850	451,225	227,880	161,446
Financing liabilities	172,690	891	132,917	2,199	36,683
Operating leases	134,201	8,616	16,712	15,274	93,599

Total	$7,337,270	$624,910	$2,916,328	$2,414,178	$1,381,854

(1)
Debt includes scheduled amortization and scheduled maturities for mortgages and secured loans, credit facilities and notes payable. Maturities for 1-3 years include the first dates that note holders can require us to redeem all or a portion of the notes pursuant to these put repurchase rights.

(2)
We incur interest on $483.6 million of mortgages using the 30-day LIBOR rate (which was 0.17% as of December 31, 2013, subject to certain rate floor requirements up to 75 basis points), plus interest spreads ranging from 300 basis points to 375 basis points. Also, we incur interest on $120.1 million of debt related to the Revolving Facility. The margin associated with Revolving Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans.

As of December 31, 2013, we had $353.6 million of notes payable outstanding, excluding the impact of unamortized premiums, with a weighted average interest rate of 6.03%. The agreements related to these notes payable contain certain covenants, including the maintenance of certain financial coverage ratios. As of December 31, 2013, we were in compliance with the covenants.

The holders of the notes issued under our 1995 indenture have a put right that requires us to repurchase notes tendered by holders (but does not require such holders to tender their notes) for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014. As of December 31, 2013, there was $104.6 million aggregate principal amount of notes outstanding under the 1995 indenture. In January 2014, $57.7 million of the outstanding notes were tendered by holders and repurchased by us.

Funds From Operations
FFO is calculated as the sum of net income (loss) in accordance with GAAP excluding (i) gain (loss) on disposition of operating properties, and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties, (iv) impairment of operating properties and real estate equity investments, and (v) after adjustments for joint ventures calculated to reflect funds from operations on the same basis, and (vi) after adjustments for net income (loss) attributable to non-controlling interests not convertible into common stock.

FFO is a supplemental, non-GAAP measure utilized to evaluate the operating performance of real estate companies. It is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of financial performance and is not an alternative to cash flow from operating activities (determined in accordance with

GAAP) as a measure of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of FFO may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from FFO are significant components in understanding and addressing financial performance.

Our reconciliation of net loss to FFO and FFO as adjusted for 2013 and 2012 is as follows (in thousands):

	Year Ended December 31,
	2013	2012
Net loss	$(118,883)	$(160,713)
Gain on disposition of operating properties	(3,392)	(5,369)
Gain on disposal of investments in unconsolidated joint ventures	—	(24)
Depreciation and amortization-real estate related-continuing operations	436,730	485,962
Depreciation and amortization-real estate related-discontinued operations	11,504	21,720
Depreciation and amortization-unconsolidated joint ventures	180	817
Impairment of operating properties	43,582	13,599
Impairment of investments in unconsolidated joint ventures	—	314
Adjustments attributable to non-controlling interests not convertible into common stock	(7,155)	(1,306)
FFO	$362,566	$355,000

FFO per common share/unit - diluted	$1.44	$1.47
Weighted average shares/OP Units outstanding - basic and diluted (1)	252,009	240,905

(1) Basic and diluted shares/OP Units outstanding reflects an assumed conversion of certain BPG Sub shares and OP Units to common stock of the Company and the vesting of certain restricted stock awards.

EBITDA and Adjusted EBITDA
Earnings before interest, tax depreciation and amortization ("EBITDA") is calculated as the sum of net income (loss) in accordance with GAAP before interest expense, income taxes, depreciation and amortization, and after adjustments for net income (loss) attributable to non-controlling interests not convertible into common stock.

Adjusted EBITDA represents EBITDA as adjusted for (i) acquisition related costs, (ii) gain (loss) on disposition of operating properties, (iii) impairment of real estate assets and real estate equity investments, (iv) gain (loss) on disposition of unconsolidated joint ventures, (v) gain (loss) on extinguishment of debt, and (vi) adjustments attributable to non-controlling interests not convertible into common stock.

EBITDA and Adjusted EBITDA are supplemental, non-GAAP financial measures utilized in various financial ratios and are helpful to securities analysts, investors and other interested parties in the evaluation of REITs, as a measure of our operational performance because EBITDA and Adjusted EBITDA exclude various items that do not relate to or are not indicative of its operating performance. In addition, it includes the results of operations of real estate properties that have been sold or classified as real estate held for sale at the end of the reporting period.   Accordingly, the use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to its ability to meet various coverage tests for the stated period.
EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of EBITDA and Adjusted EBITDA may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss (dollars in thousands):

	Year Ended December 31,
	2013	2012
Net loss	$(118,883)	$(160,713)
Interest expense-continuing operations	343,311	376,414
Interest expense-discontinued operations	6,564	10,929
Interest expense-unconsolidated joint ventures	651	1,589
Federal and state taxes	2,851	2,172
Depreciation and amortization-continuing operations	438,730	488,714
Depreciation and amortization-discontinued operations	11,504	21,720
Depreciation and amortization-unconsolidated joint ventures	180	817
Adjustments attributable to non-controlling interests not convertible into common stock	(6,120)	(1,306)
EBITDA	$678,788	$740,336

Acquisition-related costs	—	541
Gain on disposition of operating properties	(3,392)	(5,369)
Gains from development/land sales and acquisition of joint venture interest	(2,223)	(501)
Gain on disposition of unconsolidated joint ventures	—	(24)
Loss on extinguishment of debt, net	17,769	—
Impairment of real estate assets	1,531	—
Impairment of real estate held for sale	45,122	13,599
Impairment of investments in unconsolidated joint ventures	—	314
Adjustments attributable to non-controlling interests not convertible into common stock	2,061	—
Total adjustments	60,868	8,560

Adjusted EBITDA	$739,656	$748,896

In accordance with Accounting Standards Codification 360-10, Impairment and Disposal of Long-Lived Assets, the results of operations of properties that have been disposed of (by sale, by abandonment, or in a distribution to owners) or classified as held for sale must be classified as discontinued operations and segregated in our Consolidated Statements of Operations and Comprehensive Loss. Therefore, results of operations from prior periods have been restated to reflect the current pool of assets disposed of or held for sale.

Our Critical Accounting Policies
Our discussion and analysis of the historical financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could ultimately differ from those estimates. For a discussion of recently-issued and adopted accounting standards, see Note 1 to financial statements contained elsewhere in this annual report on Form 10-K.

Revenue Recognition and Receivables
Rental revenue is recognized on a straight-line basis over the terms of the related leases. The cumulative difference between rental revenue recognized in the Statements of Operations and contractual payment terms is recorded as deferred rent and presented on the accompanying Consolidated Balance Sheets within Receivables, net.

We commence recognizing revenue based on an evaluation of a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date.

The determination of who is the owner, for accounting purposes, of tenant improvements (where provided) determines the nature of the leased asset and when revenue recognition under a lease begins. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under a lease are accounted for as lease incentives which are amortized as a reduction of revenue recognized over the term of the lease. In these circumstances, we commence revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. In making this assessment, we consider a number of factors, each of which individually is not determinative.

Certain leases also provide for percentage rents based upon the level of sales achieved by a lessee. These percentage rents are recognized upon the achievement of certain pre-determined sales levels. Leases also typically provide for reimbursement of common area maintenance, property taxes and other operating expenses by the lessee which are recognized in the period during which the applicable expenditures are incurred.

Gains from the sale of depreciated operating properties are generally recognized under the full accrual method, provided that various criteria relating to the terms of the sale and subsequent involvement by us with the applicable property are met.

We periodically evaluate the collectability of our receivables related to base rents, straight-line rent, expense reimbursements and those attributable to other revenue generating activities. We analyze our receivables and historical bad debt levels, tenant credit-worthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims.

Real Estate
Real estate assets are recorded in the Consolidated Balance Sheets at historical cost, less accumulated depreciation and amortization. Upon acquisition of real estate operating properties, management estimates the fair value of acquired tangible assets (consisting of land, buildings, and tenant improvements), identifiable intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt based on an evaluation of available information. Using these estimates, the estimated fair value is allocated to the acquired assets and assumed liabilities.

The fair values of tangible assets are determined as if the acquired property is vacant. Fair value is determined using an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a retrospective basis. We expense transaction costs associated with business combinations in the period incurred.

In allocating the fair value to identifiable intangible assets and liabilities of an acquired operating property, the value of above-market and below-market leases is estimated based on the present value (using an interest rate reflecting the risks associated with leases acquired) of the difference between: (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or an equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market or below-market intangible is amortized as a reduction of, or increase to, rental income over the remaining non-cancelable term of each lease, which includes renewal periods with fixed rental terms that are considered to be below-market.

In determining the value of in-place leases and tenant relationships, management evaluates the specific characteristics of each lease and our overall relationship with each tenant. Factors considered include, but are not limited to: the nature of the existing relationship with a tenant, the credit risk associated with a tenant, expectations surrounding lease renewals, estimated carrying costs of a property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include: real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical lease-up periods. Costs to execute similar leases include: commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. The value assigned to in-place leases is amortized to expense over the remaining term of each lease. The value assigned to tenant relationships is amortized over the initial terms of the leases.
Certain real estate assets are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building and building and land improvements	20 - 40 years
Furniture, fixtures, and equipment	5 - 10 years
Tenant improvements	The shorter of the term of the related lease or useful life
We capitalize costs incurred in the redevelopment and major betterment of our properties. Capitalized costs may include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes and direct employee costs incurred during the redevelopment period. Additionally, we capitalized "soft costs" related to redevelopment projects such as costs for professional services, including architects, engineers and surveyors; however, such amounts are an immaterial portion of total redevelopment costs. Properties undergoing redevelopment projects are carried at cost, and depreciation begins when the asset is placed in service. Once a redevelopment project is substantially completed and held available for occupancy, costs are no longer capitalized. Costs for ordinary repairs and maintenance activities are expensed as incurred. We also capitalize compensation costs and general and administrative costs related to employees directly involved in construction and redevelopment activities. These costs include payroll, payroll taxes, employee benefit costs, and travel and entertainment costs. For 2013 and 2012, we capitalized approximately $4.9 million and $5.6 million, respectively, of such costs.

When a real estate asset is identified by management as held-for-sale, we discontinue depreciating the asset and estimates its sales price, net of estimated selling costs. If, based on management’s judgment, the estimated net sales price of an asset is less than its net carrying value, an adjustment is recorded to reflect the estimated fair value. Additionally, the real estate asset and related operations are classified as discontinued operations and separately presented within the Statements of Operations and within Other assets on the Consolidated Balance Sheets. Properties classified as real estate held-for-sale generally represent properties that are under contract for sale and are expected to close within 12 months.
 On a periodic basis, management assesses whether there are indicators that the value of our real estate assets (including any related intangible assets or liabilities) may be impaired.

If an indicator is identified, a real estate asset is considered impaired only if management’s estimate of current and projected operating cash flows (undiscounted and unleveraged), taking into account the anticipated and probability weighted holding period, are less than a real estate asset’s carrying value. Various factors are considered in the estimation process, including expected future operating income, trends and prospects and the effects of demand, competition, and other economic factors. If management determines that the carrying value of a real estate asset is impaired, a loss will be recorded for the excess of its carrying amount over its fair value.

In situations in which a lease or leases associated with a significant tenant have been, or are expected to be, terminated early, we evaluate the remaining useful lives of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and leasing commissions). Based upon consideration of the facts and circumstances surrounding the termination, we may write-off or accelerate the depreciation and amortization associated with the asset group. Such write-offs are included within Depreciation and amortization in the Statements of Operations.

Stock Based Compensation
In 2011 and 2013 prior to the IPO, certain employees of the Company were granted long-term incentive awards which provide them with equity interests as an incentive to remain in the Company’s service and align executives’ interests with those of the Company’s equity holders. The awards were granted by two of the Company’s current equity holders, BRE Retail Holdco L.P. and Holdco II (the “Partnerships”), in the form of Class B Units in each of the Partnerships. The awards were granted with service conditions and performance and market conditions.

In connection with the IPO the Company’s Board of Directors approved the 2013 Omnibus Incentive Plan (the “Plan”). The Plan provides for a maximum of 15,000,000 shares of the Company’s common stock to be issued for qualified and non-qualified options, stock appreciation rights, restricted stock and restricted stock units, OP Units in the Company’s Operating Partnership, performance awards and other stock-based awards.

The Company accounts for equity awards in accordance with the FASB’s Stock Compensation guidance which requires that all share based payments to employees and non-employee directors be recognized in the statement of operations over the service period based on their fair value. Fair value is determined based on the type of award using either the grant date market price of the Company’s stock, the Black-Scholes-Merton option-pricing model or a Monte Carlo simulation, model. Share-based compensation expense is included in General and administrative in the Company's Condensed Consolidated Statements of Operations.

Inflation
The majority of leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions contain clauses enabling us to receive percentage rents, which generally increase as prices rise but may be adversely impacted by tenant sales decreases, and/or escalation clauses which are typically related to increases in the consumer price index or similar inflation indices. In addition, we believe that many of our existing lease rates are below current market levels for comparable space and that upon renewal or re-rental such rates may be increased to be consistent with, or closer to, current market rates. This belief is based upon an analysis of relevant market conditions, including a comparison of comparable market rental rates, and upon the fact that many of our leases have been in place for a number of years and may not contain escalation clauses sufficient to match the increase in market rental rates over such time. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, we periodically evaluate our exposure to interest rate fluctuations, and may enter into interest rate protection agreements which mitigate, but do not eliminate, the effect of changes in interest rates on our floating rate loans.

In the normal course of business we also face risks that are either non-financial or non-qualitative. Such risks principally include credit risks and legal risks. For a discussion of other factors which may adversely affect our liquidity and capital resources, please see the section titled “Risk Factors”.

Off-Balance Sheet Arrangements
We had no material off-balance sheet arrangements as of December 31, 2013.

Item 8.    Financial Statements and Supplementary Data
See the Index to Combined Consolidated Financial Statements and financial statements commencing on page F-1.

PART IV

Item 15.    Exhibits, Financial Statement Schedules
(a) Documents filed as part of this report

Form 10-K Page
1. Financial Statements.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3

Combined Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-4

Combined Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-5

Combined Consolidated Statement of Changes in Equity for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-6

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-8

Notes to Combined Consolidated Financial Statements	F-9

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
AND
FINANCIAL STATEMENT SCHEDULES

Form 10-K Page
1	COMBINED CONSOLIDATED STATEMENTS

	Report of Independent Registered Public Accounting Firm	F-2

	Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3

Combined Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-4

Combined Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-5

Combined Consolidated Statement of Changes in Equity for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-6

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011
F-8

	Notes to Combined Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Brixmor Property Group Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Brixmor Property Group Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years ended December 31, 2013 and 2012 (Successor) and for the periods from June 28, 2011 through December 31, 2011 (Successor) and January 1, 2011 through June 27, 2011 (Predecessor). Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brixmor Property Group Inc. and Subsidiaries at December 31, 2013 and 2012, and the combined consolidated results of its operations and its cash flows for each of the years ended December 31, 2013 and 2012 (Successor) and the periods from June 28, 2011 through December 31, 2011 (Successor) and January 1, 2011 through June 27, 2011 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young
New York, New York

March 12, 2014, except for Note 3, as to which the date is May 27, 2014

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	Successor
	December 31, 2013	December 31, 2012
Assets
Real estate
Land	$2,055,802	$1,915,667
Buildings and improvements	8,781,926	7,978,759
	10,837,728	9,894,426
Accumulated depreciation and amortization	(1,190,170)	(796,296)
Real estate, net	9,647,558	9,098,130

Investments in and advances to unconsolidated joint ventures	9,205	16,038
Cash and cash equivalents	113,915	103,098
Restricted cash	75,457	90,160
Marketable securities	22,104	24,883
Receivables, net	178,505	156,944
Deferred charges and prepaid expenses, net	105,522	95,118
Other assets	19,650	19,358
Total assets	$10,171,916	$9,603,729

Liabilities
Debt obligations, net	$5,981,289	$6,499,356
Financing liabilities, net	175,111	174,440
Accounts payable, accrued expenses and other liabilities	709,529	632,112
Total liabilities	6,865,929	7,305,908

Redeemable non-controlling interests	21,467	21,467

Commitments and contingencies	—	—

Equity
Preferred stock, $0.01 par value; authorized 300,000,000 shares; 0 and 125 shares outstanding	—	—
Common stock, $0.01 par value; authorized 3,000,000,000 shares; 229,689,960 and 182,242,460 shares outstanding	2,297	1,822
Additional paid in capital	2,543,690	1,746,271
Accumulated other comprehensive loss	(6,812)	(39)
Distributions in excess of accumulated loss	(196,707)	(26,559)
Total stockholders' equity	2,342,468	1,721,495
Non-controlling interests	942,052	554,859
Total equity	3,284,520	2,276,354
Total liabilities and equity	$10,171,916	$9,603,729
The accompanying notes are an integral part of these consolidated financial statements.

F-3

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31,	Period from January 1, 2011 through June 27,
	2013	2012	2011	2011
Revenues
Rental income	$887,819	$851,654	$429,365	$412,929
Expense reimbursements	242,939	225,848	112,416	114,879
Other revenues	16,135	11,233	5,331	7,588
Total revenues	1,146,893	1,088,735	547,112	535,396

Operating expenses
Operating costs	116,566	118,929	59,461	64,409
Real estate taxes	168,555	155,210	77,487	76,763
Depreciation and amortization	438,730	488,714	283,763	168,690
Provision for doubtful accounts	10,920	11,544	8,465	10,348
Impairment of real estate assets	1,531	—	—	—
Acquisition related costs	—	541	41,362	5,647
General and administrative	121,083	88,936	49,874	57,363
Total operating expenses	857,385	863,874	520,412	383,220

Other income (expense)
Dividends and interest	832	1,138	641	815
Gain on bargain purchase	—	—	328,826	—
Interest expense	(343,311)	(376,414)	(199,221)	(189,380)
Gain on sales of real estate assets and acquisition of joint venture interest	2,223	501	—	—
Gain (loss) on extinguishment of debt, net	(20,063)	—	917	—
Other	(11,013)	(504)	1,195	(3,732)
Total other income (expense)	(371,332)	(375,279)	132,358	(192,297)

Income (loss) before equity in income of unconsolidated joint ventures	(81,824)	(150,418)	159,058	(40,121)
Equity in income (loss) of unconsolidated joint ventures	1,167	687	(160)	(381)
Impairment of investments in unconsolidated joint ventures	—	(314)	—	—
Income (loss) from continuing operations	(80,657)	(150,045)	158,898	(40,502)

Discontinued operations:
Income (loss) from discontinued operations	3,504	(2,438)	(5,762)	2,019
Gain on disposition of operating properties	3,392	5,369	—	—
Impairment on real estate held for sale	(45,122)	(13,599)	—	(8,608)
Loss from discontinued operations	(38,226)	(10,668)	(5,762)	(6,589)

Net income (loss)	(118,883)	(160,713)	153,136	(47,091)

Non-controlling interests
Net (income) loss attributable to non-controlling interests	25,349	38,146	(37,785)	(752)

Net income (loss) attributable to Brixmor Property Group Inc.	(93,534)	(122,567)	115,351	(47,843)

Preferred stock dividends	(162)	(296)	(137)	—
Net income (loss) attributable to common stockholders	$(93,696)	$(122,863)	$115,214	$(47,843)
Per common share
Income (loss) from continuing operations
-Basic	$(0.33)	$(0.64)	$0.66
-Diluted	$(0.33)	$(0.64)	$0.66
Net income (loss) attributable to common stockholders
-Basic	$(0.50)	$(0.68)	$0.64
-Diluted	$(0.50)	$(0.68)	$0.64
Weighted average common outstanding shares
outstanding- basic and diluted: (1)	188,993	180,675	180,675
(1) Excluded convertible OP Units, convertible BPG subsidiary shares and unvested restricted stock awards as their impact would either have no effect on the per share amounts or would be anti-dilutive.

The accompanying notes are an integral part of these consolidated financial statements.

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28 through December 31	Period from January 1 through June 27
	2013	2012	2011	2011
Net income (loss)	(118,883)	(160,713)	153,136	(47,091)
Other comprehensive income (loss)
Change in unrealized loss on interest rate hedges	(6,795)	—	—	—
Change in unrealized income (loss) on marketable securities	22	(83)	44	20

Comprehensive income (loss)	(125,656)	(160,796)	153,180	(47,071)

Comprehensive income (loss) attributable to non-controlling interests	25,349	38,146	(37,785)	(752)

Comprehensive income (loss) attributable to the Company	$(100,307)	$(122,650)	$115,395	$(47,823)

The accompanying notes are an integral part of these consolidated financial statements.

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in thousands)

Predecessor (Combined Consolidated)
For the Period January 1, 2011 through June 27, 2011
	Preferred Stock		Common Stock
	Number	Amount	Number	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Distributions in Excess of Accumulated Loss	Non-controlling Interests	Total
Beginning balance, January 1, 2011	—	$—	—	$—	$1,956,471	$(5)	$—	$1,352	$1,957,818
Contributions	—	—	—	—	4,377	—	—	—	4,377
Distributions	—	—	—	—	(36,725)	—	—	—	(36,725)
Other reclassification adjustment	—	—	—	—	2	—	—	—	2
Unrealized gain on marketable securities	—	—	—	—	—	20	—	—	20
Non-controlling interest	—	—	—	—	—	—	—	(28)	(28)
Net (loss) income	—	—	—	—	(47,843)	—	—	116	(47,727)
Ending balance, June 27, 2011	—	$—	—	$—	$1,876,282	$15	$—	$1,440	$1,877,737

Successor (Consolidated)
For the Period June 28, 2011 through December 31, 2011
	Preferred Stock		Common Stock
	Number	Amount	Number	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Distributions in Excess of Accumulated Loss	Non-controlling Interests	Total
Beginning balance, June 28, 2011	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of preferred stock	—	—	—	—	2,500	—	—	—	2,500
Issuance of common stock	—	—	182,242	1,822	1,738,105	—	—	—	1,739,927
Compensation expense relating to Class B Units	—	—	—	—	809	—	—	261	1,070
Unrealized gain on marketable securities	—	—	—	—	—	44	—	—	44
Preferred stock dividends	—	—	—	—	—	—	(137)	—	(137)
Issuance of non-controlling interests in subsidiary	—	—	—	—	—	—	—	561,549	561,549
Net income	—	—	—	—	—	—	115,351	37,126	152,477
Ending balance, December 31, 2011	—	$—	182,242	$1,822	$1,741,414	$44	$115,214	$598,936	$2,457,430

Successor (Consolidated)
For the Year Ended December 31, 2012
	Preferred Stock		Common Stock
	Number	Amount	Number	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Distributions in Excess of Accumulated Loss	Non-controlling Interests	Total
Beginning balance, January 1, 2012	—	$—	182,242	$1,822	$1,741,414	$44	$115,214	$598,936	$2,457,430
Common stock dividends	—	—	—	—	—	—	(18,910)	—	(18,910)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(6,203)	(6,203)
Compensations expense relating to Class B Units	—	—	—	—	4,857	—	—	1,563	6,420
Unrealized loss on marketable securities	—	—	—	—	—	(83)	—	—	(83)
Preferred stock dividends	—	—	—	—	—	—	(296)	—	(296)
Net Income	—	—	—	—	—	—	(122,567)	(39,437)	(162,004)
Ending balance, December 31, 2012	—	$—	182,242	$1,822	$1,746,271	$(39)	$(26,559)	$554,859	$2,276,354

Successor (Consolidated)
For the Year Ended December 31, 2013
	Preferred Stock		Common Stock
	Number	Amount	Number	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Distributions in Excess of Accumulated Loss	Non-controlling Interests	Total
Beginning balance, January 1, 2013	—	$—	182,242	$1,822	$1,746,271	$(39)	$(26,559)	$554,859	$2,276,354
Common stock dividends	—	—	—	—	—	—	(47,280)	—	(47,280)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(25,219)	(25,219)
Issuance of non-core series A	—	—	—	—	(186,935)	—	—	186,935	—
Issuance of OP units for Acquired Properties	—	—	—	—	—	—	—	317,556	317,556
Compensation expense relating to Class B Units	—	—	—	—	27,487	—	—	8,908	36,395
Proceeds from initial public offering	—	—	47,438	475	893,385	—	—		893,860
Redemption of preferred stock	—	—	—	—	(1,250)	—	—	—	(1,250)
Preferred stock dividends	—	—	—	—	—	—	(162)	(151)	(313)
Credit swap liability	—	—	—	—	—	(6,795)	—	—	(6,795)
Unrealized gain on marketable securities	—	—	—	—	—	22	—	—	22
Declared but unpaid dividends and distributions	—	—	—	—	—	—	(29,172)	(9,467)	(38,639)
Reallocation of non-controlling interest in the OP and BPG Sub.	—	—	—	—	64,732	—	—	(64,732)	—
Net loss	—	—	—	—	—	—	(93,534)	(26,637)	(120,171)
Ending balance, December 31, 2013	—	$—	229,680	$2,297	$2,543,690	$(6,812)	$(196,707)	$942,052	$3,284,520

The accompanying notes are an integral part of these consolidated financial statements.

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
	2013	2012
Operating activities:
Net income (loss)	$(118,883)	$(160,713)	$153,136	$(47,091)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	450,279	510,435	298,698	179,371
Debt premium and discount amortization	(20,973)	(25,314)	(12,974)	(2,832)
Deferred financing cost amortization	10,831	10,272	4,812	5,166
Above and below market lease intangible amortization	(51,379)	(50,881)	(28,058)	(33,989)
Provisions of impairment	46,653	13,913	—	8,751
Gain on bargain purchase	—	—	(328,826)	—
Gain on sale of real estate assets and acquisition of joint venture interest	(5,615)	(5,870)	—	(143)
Amortization of Class B units	36,395	6,420	1,070	—
Other	(1,165)	(687)	210	999
(Gain) loss on debt extinguishment, net	16,498	—	(917)	—
Changes in operating assets and liabilities:
Restricted cash	5,562	(8,144)	10,823	(18,103)
Receivables	(17,055)	(11,793)	(7,706)	15,635
Deferred charges and prepaid expenses	(22,826)	(24,422)	(5,992)	(18,368)
Other assets	2,901	(2,692)	—	4,769
Accounts payable, accrued expenses and other liabilities	767	18,323	(27,530)	22,928
Net cash provided by operating activities	331,990	268,847	56,746	117,093

Investing activities:
Acquisition of the Business	—	—	(1,335,799)	—
Building improvements	(150,461)	(177,213)	(56,855)	(59,073)
Acquisitions of real estate assets	(6,377)	(6,000)	—	—
Proceeds from sales of real estate assets	58,994	50,609	719	53,453
Distributions from unconsolidated joint ventures	593	1,640	1,434	3,233
Contributions to unconsolidated joint ventures	(25)	(1,496)	—	(2)
Change in restricted cash attributable to investing activities	8,108	16,266	7,370	(16,922)
Purchase of marketable securities	(12,737)	(22,116)	(12,953)	(10,984)
Proceeds from sale of marketable securities	15,538	19,608	9,053	11,453
Net cash used in investing activities	(86,367)	(118,702)	(1,387,031)	(18,842)

Financing activities:
Repayment of debt obligations and financing liabilities	(2,702,931)	(530,342)	(2,415,462)	(383,383)
Proceeds from debt obligations	57,000	360,000	1,542,000	163,000
Repayment of borrowings under unsecured revolving credit facility	(914,108)	—	—	—
Proceeds from borrowings under unsecured credit facility	2,534,286	—	—	—
Deferred financing costs	(27,529)	(7,256)	(39,243)	(921)
Change in restricted cash attributable to financing activities	—	—	100,123	(100,123)
Proceeds from issuance of common stock	893,860		1,742,426	—
Redemption of preferred stock	(1,250)		—	—
Distributions to stockholders	(47,442)	(19,209)	(137)	—
Contributions attributable to CNP net investment	—	—	—	4,377
Distributions attributable to CNP net investment	—	—	—	(36,725)
Contributions from non-controlling interests	—	—	560,074	—
Distributions to non-controlling interests and other	(26,692)	(7,846)	(1,890)	(798)
Net cash provided by (used in) financing activities	(234,806)	(204,653)	1,487,891	(354,573)

Change in cash and cash equivalents	10,817	(54,508)	157,606	(256,322)
Cash and cash equivalents at beginning of period	103,098	157,606	—	304,522
Cash and cash equivalents at end of period	$113,915	$103,098	$157,606	$48,200
Supplemental cash flow information, including non-cash investing and/or financing activities:
Cash paid for interest, net of amount capitalized	$342,950	$388,320	$217,445	$185,597
State and local taxes paid	2,013	2,754	—	—
Capitalized interest	4,968	1,661	292	254
Fair value of Operating Partnership units issued for acquisition of real estate assets	317,556	—	—	—
The accompanying notes are an integral part of these consolidated financial statements.

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013 and 2012
(in thousands, unless otherwise stated)

1. Nature of Business and Financial Statement Presentation
Description of Business
Brixmor Property Group Inc. and its consolidated subsidiaries (the “Company”) were formed for the purpose of owning, operating and managing grocery-anchored community and neighborhood shopping centers throughout the United States. On February 28, 2011, the Company agreed to purchase certain United States assets and management platform of Centro Properties Group (“CNP”) and its managed funds (the “Acquisition” and, together with the related financings, asset acquisitions and other transactions, the “Transactions”). On June 28, 2011, the Acquisition was consummated, resulting in the Company acquiring 585 properties for approximately $9.0 billion, net of cash acquired of $0.1 billion. The consideration for the Transactions included approximately $1.2 billion in cash and $7.8 billion of assumed indebtedness (the “Consideration”).

In June 2013, the Company changed its name from BRE Retail Parent Inc. to Brixmor Property Group Inc. Simultaneous with this name change, the Company’s consolidated subsidiary changed its name to BPG Subsidiary Inc. ("BPG Sub") from Brixmor Property Group Inc.

Initial Public Offering and IPO Property Transfers
On November 4, 2013, the Company completed an initial public offering (“IPO”) in which it sold approximately 47.4 million shares of its common stock, at an IPO price of $20.00 per share. The Company received net proceeds from the sale of shares in the IPO of approximately $893.9 million after deducting $54.9 million in underwriting discounts, expenses and transaction costs. Of the total proceeds received, $824.7 million was used to pay down amounts outstanding under the Company's unsecured credit facility (see Note 7 for additional information).

In connection with the IPO, the Company acquired interests in 43 properties (the “Acquired Properties”) from certain investment funds affiliated with The Blackstone Group L.P. (together with such affiliated funds, “Blackstone”) in exchange for 15,877,791 common units of partnership interest (the “OP Units”) in Brixmor Operating Partnership LP (the “Operating Partnership”) having a value equivalent to the value of the Acquired Properties. In connection with the acquisition of the Acquired Properties, the Company repaid $66.6 million of indebtedness to Blackstone attributable to the Acquired Properties with a portion of the net proceeds of the IPO.

Also in connection with the IPO, the Company created a separate series of interest ("Series A") in the Operating Partnership that allocates to certain funds affiliated with The Blackstone Group L.P. and Centerbridge Partners, L.P. (owners of the Operating Partnership prior to the IPO) (the “pre-IPO owners”) all of the economic consequences of ownership of the Operating Partnership’s interest in 47 properties that the Operating Partnership historically held in its portfolio (the “Non-Core Properties”).  During 2013, the Company disposed of 11 of the Non-Core Properties. As of December 31, 2013, the Company owned a 100% interest in 33 of the Non-Core Properties and a 20% interest in three of the Non-Core Properties.  On January 15, 2014, the Operating Partnership caused all but one of the Non-Core Properties to be transferred to the pre-IPO owners. The one remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance and, following such transfer, on March 28, 2014, the Series A was terminated. The operating results of the 44 wholly-owned Non-Core Properties are included in Discontinued operations in the Combined Consolidated Statements of Operations. The operating results of the remaining three Non-Core Properties, in which the Company owned a 20% interest, are included in Equity in income of unconsolidated joint ventures within continuing operations in the Combined Consolidated Statements of Operations.

Basis of Presentation
The financial information included herein reflects the consolidated financial position of the Company as of December 31, 2013 and 2012 and the consolidated results of its operations and cash flows for the years ended December 31, 2013 and 2012 and the period from June 28, 2011 through December 31, 2011, as well as the combined consolidated results of the Company’s operations and cash flows for the period from January 1, 2011 through June 27, 2011.

For periods preceding the date of the Transactions, the financial information included herein reflects the combined consolidated financial position, results of operations and cash flows of the business, which has been determined to be the predecessor to the Company.

The business comprised certain U.S. holding companies that indirectly owned the Total Portfolio and historically conducted the activities of that business prior to the Transactions. Because these holding companies were under the common control of CNP prior to the Transactions, the financial information for the pre-Transactions periods has been presented on a combined consolidated basis in accordance with U.S. generally accepted accounting principles ("GAAP"). All amounts presented have been reflected at the business’ historical basis.

As a result, the financial information for 2011 includes financial information associated with the post-Transactions basis for the period June 28, 2011 through December 31, 2011 and financial information associated with the pre-Transactions basis for the period January 1, 2011 through June 27, 2011. These separate periods are presented to reflect the new accounting basis established as of June 28, 2011 in connection with the Transactions, which were accounted for as a business combination.

The bases of the assets and liabilities associated with the post-Transactions basis are, therefore, not comparable to the pre-Transaction basis, nor would the statement of operations items for the period June 28, 2011 through December 31, 2011 have been the same had the Transactions not occurred.

The Company does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with GAAP.

Principles of Consolidation and Use of Estimates
The accompanying Consolidated Financial Statements include the accounts of Brixmor Property Group Inc., its wholly owned subsidiaries and all other entities in which it has a controlling financial interest. The portions of consolidated entities not owned by the Company are presented as non-controlling interests as of and during the periods presented. All intercompany transactions have been eliminated.

When the Company obtains an economic interest in an entity, management evaluates the entity to determine: (i) whether the entity is a variable interest entity (“VIE”); (ii) in the event the entity is a VIE, whether the Company is the primary beneficiary of the entity; and (iii) in the event the entity is not a VIE, whether the Company otherwise has a controlling financial interest.

The Company consolidates: (i) entities that are VIEs for which the Company is deemed to be the primary beneficiary; and (ii) entities that are not VIEs which the Company controls.  If the Company has an interest in a VIE but it is not determined to be the primary beneficiary, the Company accounts for its interest under the equity method of accounting. Similarly, for those entities which are not VIEs and over which the Company has the ability to exercise significant influence, the Company accounts for its interests under the equity method of accounting. The Company continually reconsiders its determination of whether an entity is a VIE and whether the Company qualifies as its primary beneficiary.

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to impairments of real estate, recovery of receivables and depreciable lives. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Non-controlling Interests
The Company accounts for non-controlling interests in accordance with the Consolidation guidance and the Distinguishing Liabilities from Equity guidance issued by the Financial Accounting Standards Board (“FASB”). Non-controlling interests represent the portion of equity that the Company does not own in those entities that it consolidates. The Company identifies its non-controlling interests separately within the Equity section of the Company’s Consolidated Balance Sheets. The amounts of consolidated net earnings attributable to the Company and to the non-controlling interests are presented separately on the Company’s Combined Consolidated Statements of Operations.

Non-controlling interests also includes amounts related to partnership units issued by consolidated subsidiaries of the Company. Holders of these Class A Preferred Units have a redemption right that provides the holder with the option to redeem their units for $33.15 per unit in cash plus all accrued and unpaid distributions. The unit holders generally have the right to redeem their units for cash at any time provided certain notification requirements have been met.

The Company evaluates the terms of the partnership units issued in accordance with the FASB’s Distinguishing Liabilities from Equity guidance. Units which embody an unconditional obligation requiring the Company to redeem the units for cash at a specified or determinable date (or dates) or upon an event that is certain to occur are determined to be mandatorily redeemable under this guidance and are included as Redeemable non-controlling interests in partnership and classified within the mezzanine section between Total liabilities and Equity in the Company’s Combined Consolidated Balance Sheets. Convertible units for which the Company has the option to settle redemption amounts in cash or Common Stock are included in the caption Non-controlling interests within the Equity section of the Company’s Combined Consolidated Balance Sheets.

Cash and Cash Equivalents
For purposes of presentation on both the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows, the Company considers instruments with an original maturity of three months or less to be cash and cash equivalents.

Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates this risk by investing in or through major financial institutions and primarily in funds that are insured by the United States federal government.

Restricted Cash
Restricted cash represents cash deposited in escrow accounts, which generally can only be used for the payment of real estate taxes, debt service, insurance, and future capital expenditures as required by certain loan and lease agreements as well as legally restricted tenant security deposits. All restricted cash is invested in money market accounts.

Real Estate
Real estate assets are recorded in the Consolidated Balance Sheets at historical cost, less accumulated depreciation and amortization. Upon acquisition of real estate operating properties, management estimates the fair value of acquired tangible assets (consisting of land, buildings, and tenant improvements), identifiable intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt based on an evaluation of available information. Based on these estimates, the estimated fair value is allocated to the acquired assets and assumed liabilities.

The fair values of tangible assets are determined as if the acquired property is vacant. Fair value is determined using an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a retrospective basis. The Company expenses transaction costs associated with business combinations in the period incurred.

In allocating the fair value to identifiable intangible assets and liabilities of an acquired operating property, the value of above-market and below-market leases is estimated based on the present value (using an interest rate reflecting the risks associated with leases acquired) of the difference between: (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management's estimate of fair market lease rates for the property or an equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market or below-market intangible is amortized as a reduction of, or increase to, rental income over the remaining non-cancelable term of each lease, which includes renewal periods with fixed rental terms that are considered to be below-market.

In determining the value of in-place leases and tenant relationships, management evaluates the specific characteristics of each lease and the Company's overall relationship with each tenant. Factors considered include, but are not limited to: the nature of the existing relationship with a tenant, the credit risk associated with a tenant, expectations surrounding lease renewals, estimated carrying costs of a property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include: real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical lease-up periods. Costs to execute similar leases include: commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. The value assigned to in-place leases is amortized to expense over the remaining term of each lease. The value assigned to tenant relationships is amortized over the initial terms of the leases.

Certain real estate assets are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building and building and land improvements	20 - 40 years
Furniture, fixtures, and equipment	5 - 10 years
Tenant improvements	The shorter of the term of the related lease or useful life

Costs to fund major replacements and betterments, which extend the life of the asset, are capitalized and depreciated over their respective useful lives, while costs for ordinary repairs and maintenance activities are expensed as incurred.

When a real estate asset is identified by management as held-for-sale, the Company discontinues depreciating the asset and estimates its sales price, net of estimated selling costs. If, in management's opinion, the estimated net sales price of an asset is less than its net carrying value, an adjustment is recorded to reflect the estimated fair value. Additionally, the real estate asset and related operations are classified as discontinued operations and separately presented within the Consolidated Statements of Operations and within Other assets on the Consolidated Balance Sheets. Properties classified as real estate held-for-sale generally represent properties that are under contract for sale and are expected to close within 12 months.

On a periodic basis, management assesses whether there are indicators that the value of the Company's real estate assets (including any related intangible assets or liabilities) may be impaired.

If an indicator is identified, a real estate asset is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and unleveraged), taking into account the anticipated and probability weighted holding period, are less than a real estate asset's carrying value. Various factors are considered in the estimation process, including expected future operating income, trends and prospects and the effects of demand, competition, and other economic factors. If management determines that the carrying value of a real estate asset is impaired, a loss will be recorded for the excess of its carrying amount over its fair value.

In situations in which a lease or leases associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful lives of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above and below market lease intangibles, in-place lease value and leasing commissions). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such write-offs are included within Depreciation and amortization in the Consolidated Statements of Operations.

Real Estate Under Redevelopment
Real estate assets that are under redevelopment are carried at cost and are not depreciated. Amounts essential to the development of the property, such as development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of redevelopment are capitalized. The Company ceases cost capitalization when the property is available for occupancy or upon substantial completion of building and tenant improvements, but no later than one year from the completion of major construction activity.

Investments in and Advances to Unconsolidated Joint Ventures
The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting as the Company exercises significant influence over, but does not control these entities. These investments are initially recorded at cost and are subsequently adjusted for cash contributions and distributions. Earnings for each investment are recognized in accordance with the terms of the applicable agreement and where applicable, are based upon an allocation of the unconsolidated real estate joint ventures' net assets at book value as if it was hypothetically liquidated at the end of each reporting period. Intercompany fees and gains on transactions with an unconsolidated joint venture are eliminated to the extent of the Company's ownership interest.

To recognize the character of distributions from an unconsolidated joint venture, the Company reviews the nature of cash distributions received for purposes of determining whether such distributions should be classified as either a return on investment, which would be included in operating activities, or a return of investment, which would be included in Investing activities on the Consolidated Statements of Cash Flows.

On a periodic basis, management assesses whether there are indicators, including the operating performance of the underlying real estate and general market conditions, that the value of the Company's investments in unconsolidated joint ventures may be impaired. An investment's value is impaired only if management's estimate of the fair value of the Company's investment is less than its carrying value and such difference is deemed to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over its estimated fair value.

Management's estimates of fair value are based upon a discounted cash flow model for each specific investment that includes all estimated cash inflows and outflows over a specified holding period and, where applicable, any estimated debt premiums. Capitalization rates, discount rates and credit spreads used in these models are based upon rates that the Company believes to be within a reasonable range of current market rates.

Deferred Leasing and Financing Costs
Costs incurred in obtaining tenant leases (including internal leasing costs) and long-term financing are amortized using the straight-line method over the term of the related lease or debt agreement, which approximates the effective interest method. Costs incurred related to obtaining tenant leases which are capitalized include salaries, lease incentives and the related costs of personnel directly involved in successful leasing efforts. Costs incurred in obtaining long-term financing which are capitalized include bank fees, legal and title costs and transfer taxes. The amortization of deferred leasing and financing costs is included in Depreciation and amortization and Interest expense, respectively, in the Consolidated Statements of Operations.

Marketable Securities
The Company classifies its marketable securities, which include both debt and equity securities, as available-for-sale. These securities are carried at fair value with unrealized gains and losses reported in member's equity as a component of accumulated other comprehensive loss. Gains or losses on securities sold are based on the weighted average method.

On a periodic basis, management assesses whether there are indicators that the value of the Company's marketable securities may be impaired. A marketable security is impaired if the fair value of the security is less than its carrying value and the difference is determined to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the security over its estimated fair value.

At December 31, 2013 and 2012, the fair value of the Company’s marketable securities portfolio approximated its amortized cost basis. As a result, gross unrealized gains and gross unrealized losses were immaterial to the Company’s Consolidated Financial Statements.

Derivative Financial Instruments
Derivatives, including certain derivatives embedded in other contracts, are measured at fair value and are recognized in the Consolidated Balance Sheets as assets or liabilities, depending on the Company's rights or obligations under the applicable derivative contract. The accounting for changes in the fair value of a derivative varies based on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the necessary criteria.

Revenue Recognition and Receivables
Rental revenue is recognized on a straight-line basis over the terms of the related leases.  The cumulative difference between rental revenue recognized in the Consolidated Statements of Operations and contractual payment terms is recorded as deferred rent and presented on the accompanying Consolidated Balance Sheets within Receivables.

The Company commences recognizing revenue based on an evaluation of a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date.

Certain leases also provide for percentage rents based upon the level of sales achieved by a lessee.  These percentage rents are recognized upon the achievement of certain pre-determined sales levels. Leases also typically provide for reimbursement of common area maintenance, property taxes and other operating expenses by the lessee which are recognized in the period the applicable expenditures are incurred.

The determination of who is the owner, for accounting purposes, of tenant improvements (where provided) determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under a lease are accounted for as lease incentives which are amortized as a reduction of revenue recognized over the term of the lease. In these circumstances, the Company commences revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. In making this assessment, the Company considers a number of factors, each of which individually is not determinative.

Gains from the sale of depreciated operating properties are generally recognized under the full accrual method, provided that various criteria relating to the terms of the sale and subsequent involvement by the Company with the applicable property are met.

The Company periodically evaluates the collectability of its receivables related to base rents, straight-line rent, expense reimbursements and those attributable to other revenue generating activities. The Company analyzes its receivables and historical bad debt levels, tenant credit-worthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims.

Stock Based Compensation
In 2011 and 2013 prior to the IPO, certain employees of the Company were granted long-term incentive awards which provide them with equity interests as an incentive to remain in the Company’s service and align executives’ interests with those of the Company’s equity holders. The awards were granted by two of the Company’s current equity holders, BRE Retail Holdco L.P. and Holdco II (the “Partnerships”), in the form of Class B Units in each of the Partnerships. The awards were granted with service conditions and performance and market conditions.

In connection with the IPO the Company’s Board of Directors approved the 2013 Omnibus Incentive Plan (the “Plan”). The Plan provides for a maximum of 15,000,000 shares of the Company’s common stock to be issued for qualified and non-qualified options, stock appreciation rights, restricted stock and restricted stock units, OP Units in the Company’s Operating Partnership, performance awards and other stock-based awards.

The Company accounts for equity awards in accordance with the FASB’s Stock Compensation guidance which requires that all share based payments to employees and non-employee directors be recognized in the statement of operations over the service period based on their fair value. Fair value is determined based on the type of award using either the grant date market price of the Company’s stock, the Black-Scholes-Merton option-pricing model or a Monte Carlo simulation model. Share-based compensation expense is included in General and administrative in the Company's Condensed Consolidated Statements of Operations.

Income Taxes
The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for United States federal income tax purposes. REITs generally are not required to pay federal income taxes on their net income that is currently distributed to stockholders if they distribute to stockholders at least 90% of their United States taxable income and meet certain income, asset and organizational tests. Accordingly, the Company generally will not be subject to federal income tax.

The Company has elected to treat certain consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries, which are subject to income tax. Taxable REIT subsidiaries may participate in non-real estate-related activities and/or perform non-customary services for tenants and are subject to United States federal and state income tax at regular corporate tax rates.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

The Company reviews the need to establish a valuation allowance against its deferred tax assets on a quarterly basis. This review includes an analysis of various factors, such as future reversals of existing taxable temporary differences, the capacity for the carryback or carryforward of any losses, the occurrence of future income or loss and available tax planning strategies.

Tax benefits associated with uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

The Company has analyzed the tax position taken on income tax returns for the open 2011 through 2013 tax years and has concluded that no provision for income taxes related to uncertain tax positions is required in the Company’s Consolidated Financial Statements as of December 31, 2013 and 2012.

New Accounting Pronouncements
In February 2013, FASB issued Accounting Standards Update (“ASU”) 2013-2, “Comprehensive Income (Topic 220): Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-2 requires entities to disclose certain information relating to amounts reclassified out of accumulated other comprehensive income. The adoption of this guidance did not have a material impact on the Company's financial statement presentation.

It has been determined that any other recently issued accounting standards or pronouncements not disclosed above have been excluded as they either are not relevant to the Company, or they are not expected to have a material effect on the Consolidated Financial Statements of the Company.

2.    Acquisition of Real Estate
The Company acquired interests in the Acquired Properties from certain investment funds affiliated with Blackstone in exchange for 15,877,791 OP Units in the Operating Partnership having a value of $317.5 million based on the IPO price of $20.00 per share. In connection with the acquisition of the Acquired Properties, we repaid approximately $66.6 million of indebtedness to Blackstone attributable to the Acquired Properties with a portion of the net proceeds of the IPO.

The acquisition of the Acquired Properties was accounted for as a business combination. As a result, the associated consideration has been allocated to the assets acquired and liabilities assumed based on management's estimate of their fair values using information available on the acquisition date. The allocation of the consideration for this acquisition is preliminary and remains subject to adjustment. The following table summarizes the fair value of the net assets acquired on October 29, 2013:

Assets
Real estate, net	$888,134

Cash and cash equivalents	8,729
Restricted cash	7,878
Receivables, net	4,840
Deferred charges and prepaid expenses, net	1,496
Other assets	989
Total assets	$912,066

Liabilities
Debt obligations, net	$430,465
Accounts payable, accrued expenses and other liabilities	164,045
Total liabilities	594,510

Net Assets Acquired	$317,556
During the year ended December 31, 2013, in addition to the Acquired Properties, the Company acquired one building, located adjacent to one of the Company's existing shopping centers, for approximately $5.1 million and acquired the remaining 70% partnership interest in Arapahoe Crossings, L.P. that was previously owned by an unaffiliated third party for a net purchase price of $18.7 million. In connection with the acquisition, a gain of $1.1 million on the step-up of the Company's original 30% interest was recognized. The acquisition of the partnership interest included the assumption of debt obligations of approximately $41.8 million, which were paid off with the proceeds from the unsecured credit facility entered into in July 2013 (see Note 7 for further discussion of the unsecured credit facility).

During the year ended December 31, 2012, the Company acquired three retail buildings, located adjacent to three of the Company’s existing shopping centers, for approximately $5.5 million and acquired the remaining 50% ownership interest in a 41.6 acre land parcel in Riverhead, NY for a purchase price of $0.5 million.

The accompanying unaudited pro forma information for the years ended December 31, 2013, 2012, and 2011, is presented as if the Acquisition had occurred on January 1, 2011 and the acquisition of the Acquired Properties had occurred on January 1, 2012. This pro forma information is based on the historical financial statements and should be read in conjunction with the Combined Consolidated Financial Statements and notes thereto. This unaudited pro forma information does not purport to represent what the actual results of operations would have been had the above occurred, nor do they purport to predict the results of operations for future periods.

	Year Ending December 31,
	2013	2012	2011
Revenue	$1,208,741	$1,162,498	$1,090,032
Net Loss	$(123,725)	$(163,786)	$(260,601)

3.    Discontinued Operations and Assets Held for Sale
During the three months ended March 31, 2014, the Company transferred its interests in 33 wholly-owned Non-Core Properties to the pre-IPO owners and transferred an additional wholly-owned Non-Core Property to the lender in satisfaction of the property’s mortgage balance.  The Combined Consolidated Statements of Operations are being retrospectively recast to reflect the disposition of these Non-Core Properties as discontinued operations.   Certain other footnotes have also been updated to reflect the inclusion of these Non-Core Properties as discontinued operations.

The Company reports as discontinued operations real estate assets that are held for sale as of the end of the current period and real estate assets that were sold during the period. The operating results and gain on disposition of the real estate properties are included in a separate component of income on the Consolidated Statements of Operations under Discontinued operations. This has resulted in certain reclassifications for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011.

	Successor			Predecessor
	Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 to December 31, 2011	Period from January 1, 2011 to June 27, 2011
Discontinued operations:
Revenues	$35,243	$50,609	$26,551	$26,593
Operating expenses	(27,429)	(42,132)	(26,095)	(22,068)
Other expense, net	(4,310)	(10,915)	(6,218)	(2,506)
Income (loss) from discontinued operating properties	3,504	(2,438)	(5,762)	2,019
Gain on disposition of operating properties	3,392	5,369	—	—
Impairment on real estate held for sale	(45,122)	(13,599)	—	(8,608)
Loss from discontinued operations	$(38,226)	$(10,668)	$(5,762)	$(6,589)

As of December 31, 2013, the Company had one shopping center classified as held for sale and is presented in Other assets within the Consolidated Balance Sheets. The shopping center had a carrying value of approximately $5.5 million as of December 31, 2013.

As of December 31, 2012, the Company had one shopping center classified as held for sale which is presented in Other assets within the Consolidated Balance Sheets. The shopping center had a carrying value of approximately $1.6 million as of December 31, 2012.

During the three months ended March 31, 2014, the Company disposed of 33 wholly-owned Non-Core Properties (See Note 1).

During the year ended December 31, 2013, the Company disposed of 18 shopping centers for aggregate proceeds of $54.6 million.

During the year ended December 31, 2012, the Company disposed of 19 shopping centers, one land parcel and two buildings for aggregate proceeds of $50.6 million.

In connection with the real estate classified as held for sale and the disposition of the shopping centers during the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Company recognized provisions for impairment of $45.1 million, $13.6 million, $0 and $8.6 million, respectively. For purposes of measuring this provision, fair value was determined based upon contracts with buyers and then adjusted to reflect associated disposition costs.

4.    Real Estate
The Company's components of Real estate, net consisted of the following:

	December 31, 2013	December 31, 2012
Land	$2,055,802	$1,915,667
Buildings and improvements:
Building	7,436,072	6,817,378
Building and tenant improvements	373,907	254,844
Other rental property (1)	971,947	906,537
	10,837,728	9,894,426
Accumulated depreciation and amortization	(1,190,170)	(796,296)
Total	$9,647,558	$9,098,130

(1)
At December 31, 2013 and 2012, Other rental property consisted of intangible assets including: (i) $881.9 million and $826.9 million, respectively, of in-place lease value, (ii) $90.0 million and $79.6 million, respectively, of above-market leases, and (iii) $462.5 million and $341.8 million, respectively, of accumulated amortization. These intangible assets are amortized over the term of each related lease.

In addition, at December 31, 2013 and 2012, the Company had intangible liabilities relating to below-market leases of approximately $541.8 million and $473.9 million, respectively, and accumulated amortization of approximately $153.6 million and $97.7 million, respectively. These intangible liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the Company's Consolidated Balance Sheets, are amortized over the term of each related lease including any renewal periods with fixed rentals that are considered to be below market.

Amortization expense associated with the above mentioned intangible assets and liabilities recognized for the years ended December 31, 2013 and 2012 was approximately $93.3 million and $142.4 million, respectively. The estimated net amortization expense associated with the Company's intangible assets and liabilities for the next five years are as follows:

Year ending December 31,	Estimated net amortization expense
2014	$74,553
2015	47,885
2016	23,183
2017	10,543
2018	4,194

On a continuous basis, management assesses whether there are any indicators, including property operating performance and general market conditions, that the value of the Company's assets (including any related amortizable intangible assets or liabilities) may be impaired. To the extent impairment has occurred, the carrying value of the asset would be adjusted to an amount to reflect the estimated fair value of the asset.

During the year ended December 31, 2013, the Company recognized $1.5 million of provision for impairment, excluding provisions for impairment included in Discontinued operations. The Company did not recognize any provisions for impairment for the year ended December 31, 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011.

The Company's estimated fair values relating to the above impairment provision assessments were based upon internal analysis as well as proposed sale prices from properties under contract for sale. The Company believes the inputs utilized were reasonable in the context of applicable market conditions; however, due to the significance of the unobservable inputs to the overall fair value measures, including forecasted revenues and expenses based upon market conditions and expectations for growth, the Company determined that such fair value measurements were classified within Level 3 of the fair value hierarchy. The carrying value of impaired real estate was $69.3 million as of December 31, 2013.

5.    Financial Instruments - Derivatives and Hedging
The Company's use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. In certain situations, the Company has entered into derivative financial instruments such as interest rate swap and interest rate cap agreements to manage interest rate risk exposure arising from variable rate debt transactions that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements.

Cash Flow Hedges of Interest Rate Risk
Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without changing the underlying notional amount. During the year ended December 31, 2013, the Company entered into five forward starting interest rate swap agreements with a notional amount of $1,500.0 million to hedge the variable cash flows associated with third party debt. Brixmor did not have any derivatives designated as cash flow hedges as of December 31, 2012

A detail of the Company’s interest rate derivatives designated as cash flow hedges outstanding as of December 31, 2013 is as follows:

	Number of Instruments	Notional Amount
Interest Rate Swaps	5	$1,500,000

The Company has elected to present its interest rate derivatives on its Consolidated Balance Sheets on a gross basis as interest rate swap assets and interest rate swap liabilities. A detail of the Company’s fair value of interest rate derivatives on a gross and net basis as of December 31, 2013 and 2012, respectively, is as follows:

	Fair Value of Derivative Instruments
Interest rate swaps classified as:	December 31, 2013	December 31, 2012
Gross derivative assets	$—	$—
Gross derivative liabilities	(6,795)	—
Net derivative liability	$(6,795)	$—

All of the Company’s outstanding interest rate swap agreements for the periods presented were designated as cash flow hedges of interest rate risk. The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in other comprehensive income (“OCI”) and is reclassified into earnings as interest expense in the period that the hedged forecasted transaction affects earnings. The effective portion of the Company’s interest rate swaps that was recorded in the accompanying Consolidated Statements of Operations for the year ended December 31, 2013is as follows:

Derivatives in Cash Flow Hedging Relationships (Interest Rate Swaps and Caps)	Year Ended December 31, 2013
Amount of loss recognized in OCI on derivative	$(6,795)
Amount of gain (loss) reclassified from accumulated OCI into interest expense	$—

The Company estimates that approximately $9.0 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense over the next twelve months. No gain or loss was recognized related to hedge ineffectiveness or to amounts excluded from effectiveness testing on the Company’s cash flow hedges during the year ended December 31, 2013. The Company did not have any designated hedges for the year ended December 31, 2012, the period from June 28, 2011 through December 31, 2011 or the period from January 1, 2011 through June 27, 2011.

Non-Designated (Mark-to Market) Hedges of Interest Rate Risk
The Company does not use derivatives for trading or speculative purposes. Derivatives not designated as hedges are used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements. The Company’s only non-designated interest rate derivatives held as of December 31, 2013 and 2012 were interest rate caps. Interest rate caps involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. As of December 31, 2013 and 2012, the fair value of these interest rate caps was nominal, and, during the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, no payments were received from the respective counterparties.

A detail of the Company’s non-designated interest rate derivatives outstanding as of December 31, 2013 is as follows:

	Number of Instruments	Notional Amount
Interest Rate Caps	10	$1,118,000

Credit-risk-related Contingent Features
The Company has agreements with its derivative counterparties that contain a provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. If the Company were to breach any of the contractual provisions of the derivative contracts, it would be required to settle its obligations under the agreements at their termination value including accrued interest, or approximately $6.8 million.

6.    Debt Obligations
As of December 31, 2013 and 2012, the Company had the following indebtedness outstanding:

	Successor
	Carrying Value as of
	December 31, 2013	December 31, 2012	Stated Interest Rates	Scheduled Maturity Date
Mortgage and secured loans(1)
Fixed rate mortgage and secured loans(2)	$3,444,578	$5,330,442	4.85% - 8.18%	2014 – 2021
Variable rate mortgage and secured loans(3)	483,604	668,605	Variable(3)	2015 – 2017
Total mortgage and secured loans	3,928,182	5,999,047
Net unamortized premium	93,077	116,222
Total mortgage and secured loans, net	$4,021,259	$6,115,269

Notes payables
Unsecured notes(4)(5)	$353,617	$404,612	3.75% - 7.97%	2014 - 2029
Net unamortized discount	(13,766)	(20,525)
Total notes payable, net	$339,851	$384,087

Unsecured Credit Facility(6)	$1,620,179	$—	1.79%	2017 – 2018

Total debt obligations	$5,981,289	$6,499,356

(1)
The Company's mortgages and secured loans are collateralized by certain properties and the equity interests of certain subsidiaries. These properties had a carrying value as of December 31, 2013 of approximately $5.4 billion.

(2)	The weighted average interest rate on the Company’s fixed rate mortgage and secured loans was 5.91%as of December 31, 2013.

(3)
The weighted average interest rate on the Company’s variable rate mortgage and secured loans was 3.80% as of December 31, 2013. The Company incurs interest on $483.6 million of mortgages using the 30-day LIBOR rate (which was 0.17% as of December 31, 2013 subject to certain rate floor requirements ranging from 0 basis points to 75 basis points), plus interest spreads ranging from 300 basis points to 375 basis points.

(4)	The weighted average interest rate on the Company’s unsecured notes was 6.03% as of December 31, 2013.

(5)
The Company has a one-time put repurchase right to certain unsecured notes that requires the Company to offer to repurchase the notes if tendered by holders (but does not require the holders to tender) for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014. Although the stated maturity dates for these notes range from August 2026 to February 2028, the scheduled maturity dates listed above represent the first dates that note holders can require the Company to redeem all or any portion of the notes pursuant to the required put repurchase right. In January 2014 $57.7 million was tendered to, and repurchased by the company.

(6)
The Company has in place five forward starting interest rate swap agreements that convert the floating interest rate on the $1.5 billion term loan facility to a fixed, combined interest rate of 0.844% plus an interest spread of 160 basis points.

Debt Transactions
On February 27, 2013, certain indirect wholly owned subsidiaries of the Company (the “Borrowers”) obtained a $57.0 million mortgage loan (the "Mortgage Loan"). The Mortgage Loan is secured by three shopping centers and is guaranteed by BPG Sub as to certain customary recourse carveout liabilities.

The Mortgage Loan bears interest at a rate equal to LIBOR (subject to a floor of 25 basis points) plus a spread of 350 basis points, payable monthly, and is scheduled to mature on March 1, 2016, with two extension options that allow the Borrowers to extend the maturity through March 1, 2017 and then to March 1, 2018, subject in each case to the satisfaction of certain financial conditions.

In connection with the closing of the Mortgage Loan, approximately $42.0 million of mortgage loans of subsidiaries of the Company were repaid.

On July 16, 2013, the Operating Partnership entered into an unsecured credit facility (the “Unsecured Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents and Barclays Capital plc, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada, as documentation agents.

The Unsecured Credit Facility consists of (i) $1.25 billion revolving credit facility (the “Revolving Facility), maturing on July 31, 2017, with a one-year extension option; and (ii) a $1.5 billion term loan facility (the “Term Loan Facility”), which will mature on July 31, 2018. Through October 28, 2013, the obligations under the Unsecured Credit Facility were guaranteed by both BPG Subsidiary Inc. ("BPG Sub") and Brixmor OP GP LLC, the general partner of the Operating Partnership, (together, the "Parent Guarantors"), as well as by both Brixmor Residual Holding LLC and Brixmor GA America LLC (together, the "Material Subsidiary Guarantors"). Effective October 28, 2013, pursuant to the terms of the Unsecured Credit Facility, the guarantees by the Material Subsidiary Guarantors were terminated. The Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings and an option for the Company to increase the size of the facility, raise incremental credit facilities, and extend the maturity date subject to certain limitations.

Unsecured Credit Facility borrowings bear interest, at the Operating Partnership’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus half of 1%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the BBA LIBOR rate for the interest period relevant to a particular borrowing.

The margin associated with Term Loan Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00% for LIBOR rate loans. The margin associated with Revolving Facility borrowings is also based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans.

The Operating Partnership, in addition to recurring interest payments, is required to pay a commitment fee to the lenders related to the Revolving Facility in respect of the unutilized commitments thereunder and customary letter of credit fees. The commitment fee is based on the daily-unused amount and is either 0.25% or 0.175% per annum. Voluntary prepayments are permitted at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs in respect of LIBOR rate loans. The Unsecured Credit Facility requires no amortization payments.

Pursuant to the terms of the Unsecured Credit Facility, the Company among other things, is subject to maintenance of various financial covenants. The Company is currently in compliance with these covenants.

Debt Maturities
As of December 31, 2013 and 2012, the Company had accrued interest of $32.2 million and $30.7 million outstanding, respectively. As of December 31, 2013, scheduled maturities of the Company's outstanding debt obligations were as follows:

Year ending December 31,
2014	$327,553
2015	980,029
2016	1,335,445
2017	647,268
2018	1,521,557
Thereafter	1,090,126
Total debt maturities	5,901,978
Net unamortized premiums on mortgages	93,077
Net unamortized discount on notes	(13,766)
Total debt obligations	$5,981,289

7.     Financing Liabilities
At December 31, 2013 and 2012, the Company had financing liabilities of $175.1 million and $174.4 million, respectively, net of unamortized premium of $2.4 million and $2.6 million, respectively.

On December 6, 2010, the Company formed a real estate venture with Inland American CP Investment, LLC (“Inland”). The Company contributed 25 shopping centers with a fair value of approximately $471.0 million and Inland contributed cash of $121.5 million, resulting in Inland receiving a 70% ownership interest with a cumulative preferential share of cash flow generated by the shopping centers at an 11% stated return. The Company received a 30% ownership interest, subordinated to Inland’s preferred interest. Due to the venture agreement providing Inland with the right to put its interest to the Company for an amount of cash equal to the amount it contributed plus accrued interest beginning December 6, 2015, the Company consolidates the real estate venture under the financing method which requires the amount Inland contributed to be reflected as a liability. The venture agreement also provided the Company with the right to call Inland’s interest, beginning December 6, 2014, for an amount of cash determined on the same basis as described above.

On November 11, 2008, a Class A Preferred Unit Holder (see Note 10 for further details) elected to redeem substantially all of its units. These units were redeemed in exchange for the fee interest in a property, and the Company entered into a 20 year master lease agreement at the date of transfer with the Class A Preferred Unit Holder. The carrying value of this agreement at December 31, 2013 and 2012 was $17.8 million and $18.0 million, respectively, including unamortized premium of $2.6 million and $2.8 million, respectively.

In addition to the two liabilities disclosed above, as of December 31, 2013 and 2012, financing liabilities include capital leases of $26.3 million and $27.1 million, net of unamortized discount of $0.2 million and $0.2 million respectively.

8.     Fair Value Disclosures
All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management's judgment, reasonably approximate their fair values, except those instruments listed below:

	December 31, 2013		December 31, 2012
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value

Mortgage and secured loans payable	$4,021,259	$4,179,640	$6,115,269	$6,161,656
Notes payable	339,851	371,393	384,087	395,280
Credit facility	1,620,179	1,620,179	—	—
Total debt obligations	$5,981,289	$6,171,212	$6,499,356	$6,556,936

Financing liabilities	$175,111	$175,111	$174,440	$174,440

The valuation methodology used to estimate the fair value of the Company's fixed and variable-rate indebtedness and financing liabilities is based on discounted cash flows, with assumptions that include credit spreads, loan amounts and debt maturities. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition.

As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy is included in U.S. GAAP that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs that are classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

At December 31, 2013 and 2012, the fair values of the Company’s marketable securities, valued based on quoted market prices, were classified within Level 1 of the fair value hierarchy. Conversely, at December 31, 2013 and 2012, the fair values of the Company’s mortgage and secured loans, notes payable, financing liabilities and interest rate caps, valued based on discounted cash flow or other similar methodologies were classified within Level 3 of the fair value hierarchy.

9. Redeemable Non-controlling Interests
The redeemable non-controlling interests presented in these Consolidated Financial Statements relate to portions of a consolidated subsidiary held by non-controlling interest holders in a partnership ("ERP") that was formed to own certain real estate properties which were contributed to it in exchange for cash, the assumption of mortgage indebtedness and limited partnership units (or Class A Preferred Units).
The Company is entitled to receive 100% of all net income and gains before depreciation after the limited partners receive their preferred return. As of December 31, 2013 and 2012, there were 648 thousand and 648 thousand Class A Preferred Units outstanding, respectively.

Holders of these Class A Preferred Units have a redemption right that provides the holder with the option to redeem their units for $33.15 per unit in cash plus all accrued and unpaid distributions. Due to this right, the portion of the partnership attributable to such outside interests has been classified as redeemable non-controlling interests within the Company's Consolidated Balance Sheets which, at December 31, 2013 and 2012 were $21.5 million and $21.5 million, respectively.

During the year ended December 31, 2013, no limited partners with Class A Preferred Units made a redemption election. During the year ended December 31, 2012, one Class A Preferred Unit Holder elected to redeem substantially all of its Class A Preferred Units for approximately $0.1 million in cash. Such redemption elections may be made at any time, and the Company is required to make any such redemption on the second to last business day of the quarter in which such election is made, provided that the Company receives the redemption election at least ten business days prior to such date.

The changes in redeemable non-controlling interests are as follows:

	Successor			Predecessor
	Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011

Balance at beginning of period	$21,467	$21,559	$21,559	$21,559
Unit redemptions	—	(92)	—	—
Distributions to redeemable non-controlling interests	(1,288)	(1,291)	(659)	(636)
Preferred return	1,288	1,291	659	636
Balance at end of period	$21,467	$21,467	$21,559	$21,559

10. Non-controlling Interests
The non-controlling interests presented in these Consolidated Financial Statements relate to portions of consolidated subsidiaries held by the non-controlling interest holders.

Blackstone Retail Transaction II Holdco L.P. (“Holdco II”), an affiliate of Blackstone Real Estate Partners VI, L.P. owns 20.05% of BPG Sub. Holdco II may, from and after the first anniversary of the IPO exchange their BPG Sub shares for shares of the Company’s common stock on a one-for-one basis subject to customary rate adjustments for splits, share dividends and reclassifications, or, at the Company’s election, for cash.

In connection with the IPO, the Company issued 15,877,791 OP Units in the Operating Partnership having a value of $317.5 million in exchange for the Acquired Properties. These units represent a 5.22% non-controlling interest in the Operating Partnership. Holders of outstanding OP Units may, from and after the first anniversary of the IPO, redeem their OP Units for cash, or at our election, exchange their OP Units for shares of the Company’s common stock on a one-for-one basis subject to customary rate adjustments for splits, unit distributions and reclassifications.

Also in connection with the IPO, the Company created the Series A interest in the Operating Partnership that allocates to certain funds affiliated with the pre-IPO owners all of the economic consequences of ownership of the Operating Partnership’s interest in 47 properties that the Operating Partnership historically held in its Non-Core Properties.  During 2013, the Company disposed of 11 of the Non-Core Properties. As of December 31, 2013, the Company owned a 100% interest in 33 of the Non-Core Properties and a 20% interest in three of the Non-Core Properties.  On January 15, 2014, the Operating Partnership caused all but one of the Non-Core Properties to be transferred to the pre-IPO owners. The one remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance and, following such transfer, on March 28, 2014, the Series A was terminated. The operating results of the 44 wholly-owned

Non-Core Properties are included in Discontinued operations in the Combined Consolidated Statements of Operations. The operating results of the remaining three Non-Core Properties, in which the Company owned a 20% interest, are included in Equity in income of unconsolidated joint ventures within continuing operations in the Combined Consolidated Statements of Operations.

During the years ended December 31, 2013 and 2012, distributions to non-controlling holders of BPG Subsidiary shares and OP Units were $25.2 million and $6.2 million, respectively. During the period from June 28, 2011 through December 31, 2011 there were no distributions to non-controlling holders of BPG Subsidiary shares and OP Units.

11. Revenue Recognition
Future minimum annual base rents as of December 31, 2013 to be received over the next five years pursuant to the terms of non-cancelable operating leases are included in the table below.

Amounts included assume that all leases which expire are not renewed and that tenant renewal options are not exercised; therefore, neither renewal rents nor rents from replacement tenants are included. Future minimum annual base rents also do not include payments which may be received under certain leases on the basis of a percentage of reported tenants' sales volume, common area maintenance charges and real estate tax reimbursements.

Year ending December 31,
2014	$823,803
2015	721,352
2016	600,528
2017	479,408
2018	371,683
Thereafter	1,400,662
The Company recognized approximately $6.4 million, $6.1 million, $2.8 million, and $3.0 million of rental income based on a percentage of its tenants' sales for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, respectively.

As of December 31, 2013 and 2012, the estimated allowance associated with Company's outstanding rent receivables, included in Receivables in the Company's Consolidated Balance Sheets was $30.2 million and $28.2 million, respectively. In addition, as of December 31, 2013 and 2012, receivables associated with the effects of recognizing rental income on a straight-line basis were $48.6 million and $31.7 million, respectively net of the estimated allowance of $0.9 million and $0.5 million, respectively.

12. Stock Based Compensation
Class B Units
Certain employees of the Company were granted long term incentive awards in 2011 and 2013 prior to the Company’s IPO which provided them with equity interests in the Company’s equity holders and ultimate parent investors (“Class B Units”). The awards were granted with service conditions and performance and market conditions. The fair value of the units with service conditions are recognized ratably over the applicable service period. The units granted, subject to performance and market conditions, will be recognized as the applicable conditions are met. The awards granted are profits interests having economic characteristics similar to stock appreciation rights and representing the right to share in any increase in value that exceeds a specified threshold. Therefore, the Class B units only have value to the extent there is an appreciation in the value of the business from and after the applicable date of grant and the appreciation rights exceeds a specified threshold. The units granted, subject to performance and market conditions, vest on the date, if any, that the Company's Sponsor receives cash proceeds resulting in a 15% internal rate of return, subject to continued employment on such date.

In connection with the IPO, the Class B Units subject to performance and market vesting conditions were modified such that 75% of those awards vested as of the IPO effective date. The Class B Units which solely have vesting service conditions and the remaining 25% of the awards with performance and market vesting conditions were also further modified to require the payment of non-forfeitable dividends during the period in which they are unvested.

The vested Class B Units as of the IPO effective date were exchanged for a combination of vested shares of the Company’s common stock, vested shares of BPG Subsidiary stock and a cash payment of $6.0 million. The $6.0 million cash payment was paid to the Class B Unit holders by Blackstone to reduce the number of fully vested common shares of the Company and BPG Subsidiary that would have otherwise been issued in the conversion of the Class B Units to shares of common stock. The $6.0 million was recorded as incentive-based compensation expense during the year ended December 31, 2013.
The unvested Class B Units as of the IPO effective date were exchanged for a combination of unvested restricted shares of the Company’s common stock and unvested restricted shares of BPG Subsidiary stock. The unvested restricted shares are subject to the same vesting terms as those applicable to the exchanged Class B Units.

The Class B Units granted to employees by the Partnerships were recorded as a contribution by the Partnerships, with amortization, net of forfeitures, being recorded as a component of General and administrative expenses in the Consolidated Statements of Operations. As a result of the modification of the awards the Company recognized $24.9 million of incentive-based compensation related to the units subject to performance and market vesting conditions during the year ended December 31, 2013. The Company did not recognize expense related to the units subject to performance conditions as of December 31, 2012 as the applicable conditions were not yet been met.

The Company calculates the fair value of share based compensation awards using the Black-Scholes-Merton option pricing model which requires the use of subjective assumptions, including share price volatility, the expected life of the award, risk free interest rate and expected dividend yield. In developing its assumptions the Company takes into account the following:

As a result of its status as a private company for the last several years the Company does not have sufficient history to estimate the volatility of its common share price. The Company calculates the expected volatility based on reported data for selected reasonably similar publicly traded companies for which historical information is available. The Company plans to continue to use the guideline peer group volatility information until the historical volatility of its common shares is relevant to measure expected volatility for future award grants;

The Company determines the risk free interest rate by reference to implied yields available from United States Treasury securities with a remaining term equal to the expected life assumed at the date of the grant;

The Company's assumed dividend yield is based on its historical dividends paid, excluding dividends that resulted from activities to be one time in nature;

The Company estimates the average expected life of the awards based on the projected liquidity event.
The assumptions used in the Black-Scholes-Merton option pricing model are set forth below:

	2011	2013
Dividend yield	0%	0%
Risk free interest rate	0.9%	0.2%
Expected volatility	80.0%	35.0%
Expected life	5 years	1.6 years

The following table presents the grant dates and numbers of Class B units granted to employees from
June 28, 2011 through December 31, 2013:

		Estimated Fair Value Per Class B Units at Grant Date		Total Estimated Value of Class B Units at Grant Date (in millions)
Date of Grant	Number of Class B Units Granted (in millions)	Service Condition	Performance and Market Condition	Service Condition	Performance and Market Condition

November 1, 2011	96.8	$0.450	$0.440	$21.8	$21.3
March 29, 2013	9.1	$0.445	$0.444	$2.0	$2.0
April 30, 2013	1.8	$0.445	$0.444	$0.4	$0.4
May 20, 2013	20.6	$0.289	$0.289	$3.0	$3.0

In addition, certain of the Company’s employees were granted equity incentive awards in the Acquired Properties. These awards were granted with service conditions and performance and market conditions. As the awards were granted to the employees under the Company’s management agreement with the owners of the Acquired Properties, the amounts earned by the employees for the amortization of the awards at their fair value as measured at each reporting period were considered to be a component of the Company’s management fees, and then recorded a corresponding amount for compensation expense. In connection with the IPO, all of such awards vested. In exchange for the vested incentive awards, the holders received vested OP Units. During the year ended December 31, 2013, the Company recorded $6.2 million of management fee income and compensation expense based upon the face value of the OP Units issued at the date of grant.

The IPO price of $20.00 per share was based on a number of factors, including the Company's results of operations, the Company's future prospects, the economic conditions in and future prospects for the industry in which the Company competes, current market valuations of publicly traded companies considered comparable to the Company and the other factors described under the section entitled "Underwriting" in our prospectus, dated October 29, 2013 and filed with the SEC on October 31, 2013 pursuant to Rule 424(b)(4) under the Securities Act.

The methodology applied to determine the value of the awards at grant date and IPO would be substantially the same. The following table sets forth the value of the 2013 Class B Units at grant date and at the time of the IPO based on the IPO price of $20.00 per share.

Date of Grant	Value of Class B Units at Grant Date (in millions)	Assumed Value at IPO (in millions)
March 29, 2013	$4.0	$6.4
April 30, 2013	$0.8	$1.3
May 20, 2013	$6.0	$7.7

The increase in value between grant date and value at the IPO is due to improved operating results driven by an increase in underlying property performance and the impact of the July 2013 debt refinancing (specifically the new Unsecured Credit Facility, closed July 16, 2013).

Information with respect to Class B Units and restricted shares for the years ended December 31, 2013 and 2012 and for the period from June 28, 2011 to December 31, 2011 are as follows:

	Class B Units	Restricted Shares	Aggregate Intrinsic Value
Outstanding, June 28, 2011	—	—	$—
Vested	—	—	—
Granted	96,842	—	43,095
Forfeited	—	—	—
Outstanding, December 31, 2011	96,842	—	43,095
Vested	—	—	—
Granted	—	—	—
Forfeited	—	—	—
Outstanding, December 31, 2012	96,842	—	43,095
Vested	(41,990)	—	(17,327)
Granted	31,474	10	10,990
Forfeited	(16,342)	—	(7,272)
Exchanged	(69,984)	2,072
Outstanding, December 31, 2013	—	2,082	$29,486

During the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Company recognized approximately $42.5 million, $6.4 million,

$1.1 million and $0 respectively, of incentive-based compensation expense relating to these units as a component of General and administrative expense in the Consolidated Statements of Operations.

As of December 31, 2013, there was $16.4 million of unrecognized compensation cost related to non vested stock granted under the Plan. This unrecognized compensation cost is expected to be recognized over the term of five years through 2018. The Company issues new restricted stock from its authorized shares available at the date of grant.

13.     Stockholders' Equity
Common Stock Split
On October 29, 2013, the Company effected a stock split whereby each issued and outstanding share of the Company's common stock prior to the stock split ("Old Common Stock") was automatically reclassified and became 2,409.1 fully paid and nonassessable shares of common stock, without any action required on the part of the Company or the holders of Old Common Stock. All references to share and per share amounts in the Consolidated Financial Statements and accompanying notes thereto have been retroactively restated to reflect this stock split.

Preferred Stock
As of December 31, 2012, the Company had outstanding 125 shares of Series A Redeemable Preferred Stock (“Preferred Stock”) having a liquidation preference of $10,000 per share. In connection with the IPO, the Company redeemed all of the outstanding Preferred Stock for $1.25 million.

As of December 31, 2013 and 2012, BPG Sub had outstanding 125 shares of Series A Redeemable Preferred Stock having a liquidation preference of $10,000 per share.

Dividends
Because Brixmor Property Group Inc. is a holding company and has no material assets other than its ownership of BPG Sub shares and has no material operations other than those conducted by BPG Sub, dividends will be funded as follows:

•	first, the Operating Partnership will make distributions to its partners, including BPG Sub, on a pro rata basis based on their partnership interests in the Operating Partnership;

•	second, BPG Sub will distribute to its stockholders, including Brixmor Property Group Inc., on a pro rata basis based on their interests in BPG Sub;

•	third, Brixmor Property Group Inc. will distribute the amount authorized by the Company’s board of directors and declared by the Company to its common stockholders on a pro rata basis.

During the years ended December 31, 2013 and 2012, the Company paid $47.3 million and $18.9 million, respectively, of dividends to the holders of common stock. During the period from June 28, 2011 through December 31, 2011, the Company did not pay any dividends to the holders of common stock.

14.     Earnings per Share
Basic earnings per share ("EPS") is calculated by dividing net income (loss) attributable to the Company's common shareholders, including participating securities, by the weighted average number of common shares outstanding for the period. Restricted shares issued pursuant to the Company's share-based compensation program are considered participating securities, as such shares have non-forfeitable rights to receive dividends. Unvested restricted shares are not allocated net losses and/or any excess of dividends declared over net income, as such amounts are allocated entirely to the common shareholders. For the years ended December 31, 2013, 2012 and period June 28, 2011 to December 31, 2011, the Company had 2.1 million weighted average unvested restricted shares outstanding.

The following table provides a reconciliation of the numerator and denominator of the EPS calculations for the years end December 31, 2013, 2012 and the period June 28, 2011 to December 31, 2011:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Period From June 28, 2011 to December 31, 2011
	Successor	Successor	Successor
Numerator
Income (loss) from continuing operations	$(80,657)	$(150,045)	$158,898
Net (income) loss attributable to non-controlling interests	18,641	35,548	(39,187)
Declared dividends allocated to unvested shares	(200)	—	—
Preferred stock dividends	(162)	(296)	(137)
Income (loss) from continuing operations attributable to common stockholders	(62,378)	(114,793)	119,574
Loss from discontinued operations, net of non-controlling interests	(31,518)	(8,070)	(4,360)
Net income (loss) attributable to the Company's common stockholders, basic and diluted	$(93,896)	$(122,863)	$115,214
Denominator:
Weighted average number of vested common shares outstanding	188,993	180,675	180,675
Earnings (loss) per share- basic and fully diluted:
Income (loss) from continuing operations	$(0.33)	$(0.64)	$0.66
Loss from discontinued operations	$(0.17)	$(0.04)	$(0.02)
	$(0.50)	$(0.68)	$0.64

Fully-diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into shares of common stock. The net loss attributable to non-controlling interests of the Operating Partnership and BPG Subsidiary have been excluded from the numerator and the related OP Units and BPG Subsidiary shares have been excluded from the denominator for the purpose of calculating diluted EPS as there would have been no effect had such amounts been included. For the year ended December 31, 2013, the weighted average number of OP Units and BPG Subsidiary shares outstanding was 2.8 million shares and 58.2 million shares, respectively. For the year ended December 31, 2012 and the period June 28, 2011 to December 31, 2011, the weighted average number of BPG Subsidiary shares outstanding was 58.2 million shares. For the year ended December 31, 2012 and the period June 28, 2011 to December 31, 2011, there was no outstanding OP Units. In addition, unvested restricted stock awards in the Company and BPG Subsidiary have been excluded for the year ended December 31, 2013 as they were anti-dilutive.

15.    Commitments and Contingencies
Leasing commitments
The Company periodically enters into leases in connection with ground leases for neighborhood and community shopping centers which it operates and office leases for administrative space. During the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Company recognized rent expense associated with these leases of $9.6 million, $9.4 million $4.8 million and $4.5 million, respectively. Minimum annual rental commitments associated with these leases during the next five years and thereafter are as follows: 2014, $8.6 million; 2015, $8.6 million; 2016, $8.1 million; 2017, $8.0 million; 2018, $7.3 million and thereafter, $93.6 million.

Insurance captive
In April 2007, the Company formed a wholly owned captive insurance company, ERT-CIC, LLC (“ERT CIC”) which underwrote the first layer of general liability insurance programs for the Company’s wholly owned, majority owned and joint venture properties. The Company formed ERT-CIC as part of its overall risk management program and to stabilize insurance costs, manage exposure and recoup expenses through the functions of the captive program. The Company capitalized ERT CIC in accordance with the applicable regulatory requirements. ERT CIC established annual premiums based on projections derived from the past loss experience of the Company’s properties. ERT CIC engaged an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs. Premiums paid to ERT CIC may be adjusted based on this estimate and may be reimbursed by tenants pursuant to specific lease terms.

During 2012, the Company replaced ERT-CIC with a newly formed, wholly owned captive insurance company, Brixmor Incap, LLC (“Incap”). Incap underwrites the first layer of general liability insurance programs for the Company’s wholly owned, majority owned and joint venture properties. The Company formed Incap as part of its overall risk management program and to stabilize insurance costs, manage exposure and recoup expenses through the functions of the captive program. The Company has capitalized Incap in accordance with the applicable regulatory requirements. Incap established annual premiums based on projections derived from the past loss experience of the Company’s properties. Incap has engaged an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs.

Premiums paid to Incap may be adjusted based on this estimate and may be reimbursed by tenants pursuant to specific lease terms.

Environmental matters
Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances. As a result, the Company may be liable for certain costs including removal, remediation, government fines and injuries to persons and property. The Company does not believe that any resulting liability from such matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

Other legal matters
The Company is subject to various other legal proceedings and claims that arise in the ordinary course of business. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

16.    Income Taxes
The Company has elected to qualify as a REIT in accordance with the Internal Revenue Code (the “Code”). To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status.

As a REIT, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.

Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through TRS is subject to federal, state and local income taxes.

The Company is also subject to certain state and local income taxes or franchise taxes. State and local income taxes or franchise taxes were approximately $2.9 million, $2.1 million, $3.4 million and $6.5 million for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011.

Taxable REIT Subsidiaries
TRS’ activities include real estate operations and an investment in an insurance company (see Note 11 for further information). In July 2013, one of the Company's TRS's converted its corporation to a limited liability company, and another TRS merged into the Operating Partnership. As such, the Company is no longer subject to federal, state and local taxes on the income earned from these entities.
Income taxes have been recorded based on the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of taxable assets and liabilities.

As of December 31, 2013 the TRS had no gross deferred tax assets or liabilities. As of December 31, 2012, the TRS had gross deferred tax assets of $371.1 million and gross deferred tax liabilities of $0.6 million.  Deferred tax assets and liabilities are primarily attributable to real estate basis differences and net operating loss carry forwards. As of December 31, 2012, a valuation allowance of $370.5 million had been established due to the uncertainty associated with realizing these deferred tax assets. Deferred tax assets and liabilities are included in Other assets and Accounts payable, accrued expenses and other liabilities, respectively, in the accompanying Consolidated Balance Sheets.

17.    Related-Party Transactions
In the ordinary course of conducting its business, the Company enters into customary agreements with its affiliates and unconsolidated joint ventures in relation to the leasing and management of its and/or its related parties' real estate assets.

As of December 31, 2013 and 2012, receivables from related parties were $6.1 million and $6.8 million, respectively, which are included in Receivables, net in the Consolidated Balance Sheets. As of December 31, 2013 and 2012, there were no material payables to related parties.

18.    Retirement Plan
The Company has a Retirement and 401(k) Savings Plan (the "Savings Plan") covering officers and employees of the Company. Participants in the Savings Plan may elect to contribute a portion of their earnings to the Savings Plan and the Company makes a matching contribution to the Savings Plan to a maximum of 3% of the employee’s eligible compensation. For the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Company’s expense for the Savings Plan was approximately $1.3 million, $1.3 million, $0.7 million and $0.7 million, respectively.

19.    Supplemental Financial Information
The following represents the results of income for each quarter during the years 2013 and 2012:

	Total Revenues (1)	Net Loss Attributable to the Common Stockholders	Net Loss per Share - Basic (2)	Net Loss per Share - Diluted
Year Ended December 31, 2013:
First quarter	$277,318	$(19,497)	$(0.11)	$(0.11)
Second quarter	$278,210	$(43,261)	$(0.24)	$(0.24)
Third quarter	$286,090	$(18,839)	$(0.10)	$(0.10)
Fourth quarter	$305,275	$(12,099)	$(0.06)	$(0.06)

Year Ended December 31, 2012:
First quarter	$270,240	$(37,918)	$(0.21)	$(0.21)
Second quarter	$268,537	$(34,112)	$(0.19)	$(0.19)
Third quarter	$272,199	$(28,348)	$(0.16)	$(0.16)
Fourth quarter	$277,759	$(22,485)	$(0.12)	$(0.12)
(1) Amounts have been adjusted to give effect to the Company's discontinued operations.

(2) Sum of the quarters may not equal full year net loss per share due to rounding.

20.    Subsequent Events
In preparing the Consolidated Financial Statements, the Company has evaluated events and transactions occurring after December 31, 2013 for recognition or disclosure purposes. Based on this evaluation, from December 31, 2013 through to the date the financial statements were issued, the following events have been identified:

•
On January 15, 2014, the Company completed a cash tender offer (the “Tender Offer”) pursuant to which the Company purchased 55.1% of the securities (the “Notes”) listed in the table below for an aggregate principal amount of $57.7 million. The offer was made pursuant to requirements set forth in the indenture governing the Notes (the "Indenture"), which provided that holders of the Notes had the right to require the Company to repurchase such Notes from holders for cash on January 15, 2014 (the "Payment Date").

Title of Security	Principal Amount Outstanding	Principal Amount Validly Tendered
7.97% Senior Unsecured Notes due August 14, 2026	$10,000	$7,138
7.65% Senior Unsecured Notes due November 2, 2026	25,000	15,362
7.68% Senior Unsecured Notes due November 2, 2026	10,000	10,000
7.68% Senior Unsecured Notes due November 2, 2026	9,602	4,467
6.90% Senior Unsecured Notes due February 15, 2028	25,000	14,356
6.90% Senior Unsecured Notes due February 15, 2028	25,000	6,327
	$104,602	$57,650

The outstanding principal balance of the Notes was $104.6 million prior to the completion of the Tender Offer. The remaining outstanding balance of these notes will be repaid during 2026 and 2028. Holders who validly tendered their Notes on or prior to midnight, New York City time, on Tuesday, January 14, 2014 (the “Expiration Date”) were eligible to receive $1,000.00 per $1,000.00 principal amount of Notes (the “Tender Consideration”). Holders of the Notes who validly tendered their Notes before the Expiration Date also received accrued and unpaid interest on their Notes purchased pursuant to the Tender Offer from the last interest payment date to, but not including the payment date for the Notes purchased in the Tender Offer. The Notes purchased pursuant to the Tender Offer were cancelled and retired. Proceeds from the Unsecured Credit Facility were used to pay the bondholders under the Tender Offer.

In addition, pursuant to the Indenture, the covenant contained in the Indenture restricting the Company or any subsidiary of the Company from selling or transferring any real property (or any equity interest in an entity whose principal asset is real property) or the right to receive income or profits from such real property to any affiliate of the Company that is not a subsidiary thereof or to any entity that owns an equity interest in the Company expired and lapsed on January 15, 2014. See Note 1 - Initial Public Offering and IPO Property Transfers” for discussion of the transfer of Non-Core Properties to the pre-IPO owners of BPG on January 15, 2014.

•
On March 11, 2014, the Board of Directors approved grants of 625,750 restricted stock awards to certain employees of the Company.  The awards were granted with certain performance, market and service conditions.  The fair value of the awards granted with market conditions will be recognized over the term of the award and the awards granted with performance conditions will be recognized as the applicable performance and service conditions are met.  Under the terms of the awards, the holder can earn up to a maximum of 150% of the award based on the actual results of the performance and market conditions.